    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1999


                                                      REGISTRATION NO. 333-71203
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    ISSUER OF SENIOR NOTES REGISTERED HEREBY

                            ------------------------

                                   ARMCO INC.

             (Exact name of registrant as specified in its charter)

             OHIO                            3312                  31-0200500
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                               ONE OXFORD CENTRE
                                301 GRANT STREET
                           PITTSBURGH, PA 15219-1415
                                 (412) 255-9800

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GARY R. HILDRETH
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                   ARMCO INC.
                               ONE OXFORD CENTRE
                                301 GRANT STREET
                           PITTSBURGH, PA 15219-1415
                                 (412) 255-9800

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                          JONATHAN C. STAPLETON, ESQ.
                                ARNOLD & PORTER
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                          8 7/8% SENIOR NOTES DUE 2008
                                      FOR
                          8 7/8% SENIOR NOTES DUE 2008
                                       OF
                                   ARMCO INC.
                                 -------------


                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                        ON MARCH 8, 1999 UNLESS EXTENDED

                             ---------------------

    We are offering a total of $75,000,000 of our 8 7/8% Senior Notes due 2008, which will be freely transferable, in exchange for our outstanding 8 7/8% Senior Notes due 2008. We refer to this prospectus and the letter of transmittal that accompanies it as the "exchange offer." We refer to the 8 7/8% Senior Notes due 2008 being offered in the exchange offer as the "new notes" and we refer to the outstanding 8 7/8% Senior Notes due 2008 that can be exchanged for new notes as the "old notes." We refer to new notes and old notes together as the "notes."

                          TERMS OF THE EXCHANGE OFFER


    - The exchange offer expires at 5:00 p.m., New York City time, on March 8, 1999, unless it is extended.


    - If you decide to participate in the exchange offer, the new notes issued to you will have substantially the same terms as your old notes, except that the new notes will be registered and will be able to be resold without complying with the registration requirements of the Securities Act of 1933. Any old notes not exchanged will continue to have restrictions on their transfer.

    - There is no existing public market for your old notes, and there will be no public market for the new notes issued in the exchange offer.

    - We will exchange all of the old notes that you validly tender and do not validly withdraw.

    - You may withdraw tenders of your old notes at any time before the expiration of the exchange offer.

    - The exchange offer is subject to certain customary conditions, including that it not violate any applicable law or interpretation of the staff of the Securities and Exchange Commission.

    - We will not receive any proceeds from the exchange offer.

    - The exchange of your old notes into new notes will not be a taxable exchange for U.S. federal income tax purposes.


       THIS INVESTMENT INVOLVES RISKS. WE URGE YOU TO READ THE "RISK FACTORS"
        SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 7 THAT DESCRIBES SPECIFIC
                                   RISKS ASSOCIATED
                              WITH THE EXCHANGE OFFER.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" in this prospectus for more information.


                The date of this prospectus is February 5, 1999

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Where You Can Find More Information........................................................................          ii
Forward-Looking Statements.................................................................................          iv
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           7
Our Business...............................................................................................          13
Recent Developments........................................................................................          15
Use of Proceeds............................................................................................          15
Capitalization.............................................................................................          16
Selected Historical Consolidated Financial and Other Data..................................................          17
The Exchange Offer.........................................................................................          19
Description of the New Notes...............................................................................          28
Federal Income Tax Consequences............................................................................          54
Plan of Distribution.......................................................................................          58
Legal Matters..............................................................................................          59
Experts....................................................................................................          59


                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

    THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the Commission are available to the public over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document that we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the Commission's regional offices in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The documents and other information that we file with the Commission are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

    We are "incorporating by reference" in this prospectus the information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. Any documents or other information that we file with the Commission after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We are incorporating by reference our documents listed below and any future filings that we make with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until the day that is one year from the expiration date of the exchange offer.

    - Annual report on Form 10-K for the fiscal year ended December 31, 1997;

    - Quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    - Amendment to quarterly report on Form 10-Q/A for the quarter ended September 30, 1998; and

    - Current reports on Form 8-K, dated April 8, 1998, April 27, 1998 and December 7, 1998.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:


    Armco Inc.
    One Oxford Centre
    301 Grant Street
    Pittsburgh, PA 15219-1415
    Attn: Corporate Secretary
    (412) 255-9800

                           FORWARD-LOOKING STATEMENTS

    Certain statements in this prospectus, including the information incorporated by reference in this prospectus, may constitute "forward-looking statements" for purposes of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, the words "believe," "anticipate," "estimate," "project," "intend," "expect" and similar expressions, when used in connection with Armco or its management, are intended to identify such forward-looking statements. We caution readers that these forward-looking statements were based on various results that were derived utilizing numerous important assumptions and other important factors. Actual results could differ materially from those in the forward-looking statements. We assume no obligation to update or to publicly announce the results of any revisions to any of these forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting such forward-looking statements.

                               PROSPECTUS SUMMARY

    The following summary highlights selected information about the exchange offer and the new notes and may not contain all of the information that you would find important in making your decision to participate in the exchange offer. This prospectus includes the terms of the exchange offer and the new notes being offered to you, as well as selected business information and financial data. You are strongly encouraged to read this entire prospectus.

    Except as otherwise required by the context, references in this prospectus to "Armco," "we" or "us" are to Armco Inc., an Ohio corporation, and its subsidiaries.

                               THE EXCHANGE OFFER

    You are entitled to exchange your old notes for new notes that have been registered under the Securities Act. The new notes will have substantially the same terms as the old notes you currently hold, except that the new notes will be registered under the Securities Act and will not have registration rights. As a result of this registration, and only if you participate in the exchange offer and exchange your old notes for new notes, we believe that you may resell the new notes without complying with the registration and prospectus delivery provisions of the Securities Act. Following the exchange offer, any old notes held by you that are not exchanged will continue to have the existing restrictions on their transfer and, except in certain circumstances, we will have no further obligation to register your old notes under the Securities Act.

    We entered into a registration agreement dated December 10, 1998 with Salomon Smith Barney Inc., Chase Securities Inc. and PNC Capital Markets, Inc., the initial purchasers of the old notes. (Salomon Smith Barney Inc., Chase Securities Inc. and PNC Capital Markets, Inc. are referred to in this prospectus as the "initial purchasers.") Under the registration agreement, we must deliver this prospectus to you and file a registration statement with the Commission to register the new notes. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resales of the new notes. You should also read the discussion under the headings "Prospectus Summary--Summary of Terms of the New Notes" and "Description of the New Notes" for further information regarding the new notes.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

Securities Offered...........................  Armco is offering $75,000,000 in principal amount of 8 7/8% Senior Notes due 2008. These
                                               new notes have substantially the same terms
                                               as the old notes you hold, except that these
                                               new notes will be registered under the
                                               Securities Act and will be freely
                                               transferable.

Registration Rights Agreement................  At the time the old notes were sold, we entered into the registration agreement that
                                               requires us to make this exchange offer.

                                               After the exchange offer is complete, you
                                               will no longer be entitled to exchange your
                                               old notes for registered new notes. Under
                                               certain circumstances, we may be required to
                                               file a shelf registration statement under the
                                               Securities Act with respect to your old
                                               notes.

The Exchange Offer...........................  We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal
                                               amount of the old notes held by you. In order
                                               to be exchanged, your old notes must be
                                               properly tendered and accepted. All old notes
                                               that are validly tendered and not validly
                                               withdrawn will be exchanged.

                                               Today, there is $75,000,000 principal amount
                                               of old notes outstanding.

                                               We will issue new notes on or promptly after
                                               the expiration of the exchange offer.

Ability to Resell New Notes..................  We believe that new notes issued in the exchange offer may be offered for resale,
                                               resold and otherwise transferred by you
                                               without compliance with the registration and
                                               prospectus delivery provisions of the
                                               Securities Act if:

                                                   - the new notes issued in the exchange
                                                     offer are being acquired in the ordinary
                                                     course of your business;

                                                   - you are not participating, do not
                                                     intend to participate and have no
                                                     arrangement or understanding with any
                                                     person to participate in the
                                                     distribution of new notes issued to you
                                                     in the exchange offer; and

                                                   - you are not our affiliate.

                                               If this belief is inaccurate and you transfer
                                               any new notes issued to you in the exchange
                                               offer without delivering a prospectus meeting
                                               the requirements of the Securities Act or
                                               without an exemption from registration of
                                               your new notes from such requirements, you
                                               may incur liability under the Securities Act.
                                               We do not assume responsibility for or
                                               indemnify you against such liability.

                                               A broker-dealer may use this prospectus for
                                               an offer to resell, resale or other
                                               retransfer of the new notes issued to it in
                                               the exchange offer.

                                               The exchange offer is not being made to:

                                                   - holders of notes in any jurisdiction in
                                                     which the exchange offer or its
                                                     acceptance would not comply with the
                                                     applicable securities or blue sky laws
                                                     of that jurisdiction; and

                                                   - holders of notes who are our
                                                     affiliates.

Consequences of Failure to Exchange
  Your Notes.................................  If you do not exchange your old notes for new notes in the exchange offer, you will
                                               continue to have the restrictions on transfer
                                               provided in the old notes and in the
                                               indenture governing the old notes. In
                                               general, your old notes may not be offered or
                                               sold unless registered under the Securities
                                               Act, except for offers or sales made in
                                               reliance on an exemption from, or in a
                                               transaction not governed by, the Securities
                                               Act and applicable state securities laws. We
                                               have no current plans to register your old
                                               notes under the Securities Act.

Expiration Date..............................  The exchange offer will expire at 5:00 p.m.,
                                               New York City time, on March 8, 1999, unless
                                               it is extended. The expiration date is the
                                               latest date and time to which we extend the
                                               exchange offer.

Conditions to the Exchange Offer.............  The exchange offer has certain customary conditions. There is no minimum amount of old
                                               notes that must be tendered to complete the
                                               exchange offer.

Procedures for Tendering Your Old Notes......  If you wish to tender your old notes for exchange in the exchange offer you must
                                               transmit to Star Bank, N.A., the exchange
                                               agent for the exchange offer, on or before
                                               the expiration date of the exchange offer,
                                               either:

                                                   - a properly completed and executed
                                                     letter of transmittal, which has been
                                                     provided to you with this prospectus,
                                                     or a facsimile of the letter of
                                                     transmittal, together with your old
                                                     notes and any other documentation
                                                     requested by the letter of transmittal,
                                                     to the exchange agent at the address
                                                     set forth in this prospectus under the
                                                     heading "The Exchange Offer--Exchange
                                                     Agent," and on the front cover of the
                                                     letter of transmittal; or

                                                   - a computer-generated message
                                                     transmitted by means of the Depository
                                                     Trust Company's Automated Tender Offer
                                                     Program system and received by the
                                                     exchange agent and forming a part of a
                                                     confirmation of book-entry transfer in
                                                     which you acknowledge and agree to be
                                                     bound by the terms of the letter of
                                                     transmittal.

                                               By executing the letter of transmittal, each
                                               holder of old notes will make those
                                               representations described under the heading
                                               "The Exchange Offer--Procedures for
                                               Tendering."

Guaranteed Delivery Procedures...............  If you wish to tender your old notes and time will not permit the documents required by the
                                               letter of transmittal to reach the exchange
                                               agent prior to the expiration date of the
                                               exchange offer, or the procedure for
                                               book-entry transfer cannot be completed on a
                                               timely basis, you must tender your old notes
                                               according to the guaranteed delivery
                                               procedures described in this prospectus under
                                               the heading "The Exchange Offer--Guaranteed
                                               Delivery Procedures."

Special Procedures for Beneficial Owners.....  If you are a beneficial owner whose old notes are registered in the name of a broker,
                                               dealer, commercial bank, trust company or
                                               other nominee and you wish to tender your old
                                               notes in the exchange offer, you should
                                               contact such registered holder promptly and
                                               instruct such registered holder to tender on
                                               your behalf. If you wish to tender on your
                                               own behalf, you must either make appropriate
                                               arrangements to register ownership of the old
                                               notes in your name or obtain a properly
                                               completed bond power from the registered
                                               holder, prior to completing and executing the
                                               letter of transmittal and delivering your old
                                               notes.

                                               We must advise you that the transfer of
                                               registered ownership may take considerable
                                               time and may not be able to be completed
                                               prior to the expiration date of the exchange
                                               offer.

Withdrawal Rights............................  Unless the date is extended, you may withdraw the tender of your old notes at any time
                                               prior to 5:00 p.m., New York City time, on
                                               the expiration date.

Federal Tax Considerations...................  The exchange of old notes is not a taxable exchange for United States federal income tax
                                               purposes. You will not recognize any taxable
                                               gain or loss or any interest income as a
                                               result of the exchange. For additional
                                               information regarding federal income tax
                                               considerations, you should read the
                                               discussion under the heading "Federal Income
                                               Tax Consequences."

Use of Proceeds..............................  We will not receive any proceeds from the issuance of new notes in the exchange offer.
                                               We will pay all expenses incident to the
                                               exchange offer.

Exchange Agent...............................  Star Bank, N.A. is serving as the exchange agent for the exchange offer. The exchange
                                               agent's address, telephone number and
                                               facsimile number is:

                                               Star Bank, N.A.
                                               Corporate Trust
                                               425 Walnut Street
                                               Mail Location 5155
                                               Cincinnati, Ohio 45202
                                               Attention: Robert Jones
                                               Phone: (513) 632-4427
                                               Facsimile: (513) 632-5511

    Please review the information contained under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.

                       SUMMARY OF TERMS OF THE NEW NOTES

    The new notes to be issued to you in the exchange offer will evidence the same obligations of Armco as the old notes you currently hold. You should be aware that the indenture that currently governs your old notes is the same indenture that will govern the new notes, except that there will be no restrictions on your ability to transfer the new notes. A more detailed description of the indenture can be found under the heading "Description of the New Notes."

Total Amount of New Notes Offered............  $75,000,000 in principal amount.

Maturity.....................................  December 1, 2008.

Interest Payment Dates.......................  June 1 and December 1 of each year, commencing on June 1, 1999.

Optional Redemption..........................  On or after December 1, 2003, Armco may redeem the notes, in whole or in part, at the
                                               redemption prices described under the heading
                                               "Description of the New Notes--Optional
                                               Redemption," plus accrued and unpaid
                                               interest, if any, to the date of redemption.
                                               In addition, upon a change of control of
                                               Armco prior to December 1, 2003, we may
                                               redeem all (but not less than all) of the
                                               outstanding notes at a redemption price equal
                                               to 100% of their principal amount, plus a
                                               premium, as described in "Description of the
                                               New Notes--Optional Redemption."

Change of Control of Armco...................  Upon a change of control of Armco, we will be required to offer to purchase the notes from
                                               you at a purchase price equal to 101% of
                                               their principal amount, plus accrued and
                                               unpaid interest, if any, to the date of
                                               repurchase.

Guarantees...................................  None.

Ranking......................................  The new notes:

                                                   - are unsecured obligations of Armco;

                                                   - rank senior in right of payment to all
                                                     subordinated debt of Armco;

                                                   - rank equally in right of payment with
                                                     all existing and future unsecured senior
                                                     debt of Armco; and

                                                   - are effectively subordinated to all
                                                     secured debt of Armco, to the extent of
                                                     assets securing that indebtedness and
                                                     to the debt of Armco's subsidiaries.

                                               As of September 30, 1998, we had a $70.0
                                               million revolving credit facility (as amended
                                               as of November 10, 1998), secured by
                                               inventory, with no borrowings under this
                                               facility. We also had $15.8 million of other
                                               debt, secured by assets of Armco, outstanding
                                               on that date. In addition, a wholly owned
                                               subsidiary of Armco has a revolving credit
                                               facility (as amended as of November 10, 1998)
                                               that provides up to $100.00 million for
                                               revolving credit loans and letters of credit
                                               secured by the subsidiary's receivables. As
                                               of September 30, 1998, there were no
                                               borrowings under this facility, but $61.1
                                               million of letters of credit were
                                               outstanding. A more detailed description of
                                               our indebtedness can be found under the
                                               heading "Risk Factors--Risks Relating to Our
                                               Business and Operations--Highly Leveraged
                                               Financial Position."

Certain Covenants............................  The indenture under which the new notes will be issued contains covenants for your benefit
                                               that restrict the ability of Armco and its
                                               subsidiaries to, among other things:

                                                   - borrow additional money;

                                                   - pay dividends on or redeem capital
                                                     stock of Armco, or make certain other
                                                     restricted payments or investments;

                                                   - sell certain assets;

                                                   - enter into certain transactions with
                                                     our affiliates;

                                                   - merge or consolidate with any other
                                                     person;

                                                   - sell all or substantially all of our
                                                     assets; and

                                                   - create liens.

Absence of a Public Market...................  The new notes generally will be transferable without any restrictions but will be new
                                               securities for which there is no established
                                               market.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS TOGETHER WITH THE OTHER MATTERS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER.

RISKS RELATING TO YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER

    If you do not elect to exchange your old notes for new notes you will hold securities that are not registered and that contain restrictions on transfer.

    As we explained earlier, the old notes not tendered or exchanged will remain restricted securities. That means that if you desire to resell, pledge or otherwise transfer any old note at some future time, it may be resold, pledged or transferred only as follows:

    - if the old note is eligible for resale pursuant to Rule 144A under the Securities Act, to a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A;

    - in an offshore transaction in accordance with Regulation S under the Securities Act;

    - under an available exemption from registration provided by Rule 144 or Rule 145 under the Securities Act;

    - in reliance on another exemption from the registration requirements of the Securities Act, but only upon the receipt by the registrar of a certification of the transferor and a satisfactory opinion of counsel to the effect that such transfer is in compliance with the Securities Act; or

    - under an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities law of any state of the United States.

    Following the exchange offer, if you did not elect to participate you will not be entitled to any further registration rights under the registration agreement or under the purchase agreement governing your old notes, except for certain shelf registration rights. See "The Exchange Offer--Purpose of the Exchange Offer." We do not currently intend to file a registration statement to register your old notes except in connection with this exchange offer.

RISKS RELATING TO ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The new notes will constitute a new issue of securities for which currently there is no trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation system. The initial purchasers have informed us that they currently intend to make a market in the new notes. However, they are not obligated to do so and may discontinue any such market making at any time without notice. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, the interest of securities dealers in making a market for the new notes and other factors that are not under Armco's control. Accordingly, we cannot assure you that a market or liquidity will develop for the new notes.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the new notes.

RISKS RELATING TO OUR BUSINESS AND OPERATIONS

  HIGHLY LEVERAGED FINANCIAL POSITION

    We have substantial debt and debt service requirements. Adjusting for the sale of the old notes and the redemption of the 9 3/8% Senior Notes due 2000, as of September 30, 1998 we would have had total consolidated debt of approximately $259.3 million. In addition, we have substantial employee postretirement benefit obligations. See "--Substantial Employee Postretirement Benefit Obligations."

    Our highly leveraged financial position has important consequences for us, including:

    - our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements or other purposes may be limited;

    - a substantial portion of our cash flow from operations will be required to make debt service payments and payments for postretirement benefit obligations;

    - our leverage could limit our ability to capitalize on significant business opportunities and our flexibility to react to changes in general economic conditions, competitive pressures and adverse changes in government regulation;

    - our high leverage could place us at a competitive disadvantage with respect to companies with which we compete; and

    - we may be more vulnerable in the event of a downturn or disruption in our business or in the economy generally.

    While we expect to be able to repay the balance of our indebtedness and meet our other obligations through cash generated from operations, we may need to obtain new credit arrangements and other sources of financing in order to meet our future obligations and working capital requirements and to fund our future capital expenditures. You should be aware that our ability to repay or refinance our current debt and to fund our capital expenditures and other obligations depends on our successful financial and operating performance and on our ability to implement successfully our business strategy. Unfortunately, we cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should also be aware that our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

    - the economic and competitive conditions in the steel industry;

    - any operating difficulties, increased operating costs or pricing pressures we may experience;

    - the passage of legislation or other regulatory developments that may adversely affect us;

    - the economic conditions in the automotive industry; and

    - volatility in financial markets, which may affect invested pension plan assets and the calculation of benefit plan liabilities.

    We have a $70.0 million revolving credit facility (as amended as of November 10, 1998), secured by certain of our inventories. As of September 30, 1998, there were no borrowings under this facility. However, we had $15.8 million of other debt outstanding as of that date that was secured by assets of Armco. In addition, under a receivables facility, we sell substantially all of our trade receivables to a wholly owned subsidiary. This subsidiary has a revolving credit facility (as amended as of November 10, 1998) that provides up to $100.0 million for revolving credit loans and letters of credit secured by the subsidiary's receivables. As of September 30, 1998, there were no borrowings under this credit facility, but $61.1 million of letters of credit were outstanding. This subsidiary is a separate and distinct legal entity and has no obligation to pay any amounts due under the notes or to make funds available for any such payment. If we default, your right to payment under the notes will be junior to our secured debt and will be effectively subordinated to the claims of creditors under our subsidiary's revolving credit facility to the extent of that subsidiary's assets.

    These and other factors could have an adverse effect on the marketability, price and future value of the notes and our ability to pay the interest on and the principal amount of the notes.

  RELIANCE ON THE AUTOMOTIVE INDUSTRY

    We sell a significant amount of our products to the automotive industry. The following table shows the approximate percentage of our sales made directly to the automotive industry in each of the past several years:

YEAR                                                              PERCENTAGE
--------------------------------------------------------------  ---------------
1994..........................................................            31
1995..........................................................            33
1996..........................................................            36
1997..........................................................            32

    In addition, a substantial amount of our sales made to steel distribution centers and converters consists of products that are resold (in original or modified form) to the automotive industry.

    The North American automotive industry historically has experienced significant fluctuations in demand, based on such factors as general economic conditions, interest rates and consumer confidence. In addition, the industry historically has experienced significant fluctuations in production due to strikes, lockouts, work stoppages or other production interruptions in the automotive industry. Any material decrease in the production or sale of automobiles could have a material adverse effect on the results of our operations.

    In recent years, United States demand for automotive exhaust stainless sheet and strip steel has been high, with total United States demand for such material increasing from approximately 223,000 tons in 1992 to approximately 438,000 tons in 1997. However, we cannot assure you that demand will remain at these levels. Although the production of light vehicles in North America increased from approximately 12.5 million units in 1992 to 15.6 million units in 1997, we also cannot assure you that such production levels will be maintained.

  HIGHLY COMPETITIVE NATURE OF STEEL INDUSTRY; OTHER FACTORS AFFECTING STEEL PRICES

    The steel industry is extremely competitive, particularly with respect to price. We face intense competition from domestic and foreign steel producers. In addition, we face competition from foreign producers of components and other products and manufacturers of competing products other than steel, including aluminum, plastics, composites and ceramics. Competition is based primarily on price, with factors such as reliability of supply, service and quality also being important in certain segments of the industry.

    Increases in the production capacity and efficiency of other domestic steel producers, together with possible new entrants into the specialty steel market, also could result in intensified competition that could exert downward pressure on prices and market share. In 1995, Nucor Corporation, a mini-mill steel company, entered the automotive chrome stainless steel business with the addition of an argon-oxygen decarburization vessel at its Crawfordsville, Indiana melt shop. AK Steel Corporation, an integrated steel company, is building a stainless steel finishing facility in Rockport, Indiana that is expected to be completed in mid-1999. When completed, this facility will provide AK Steel Corporation with substantial stainless steel processing and finishing capacity.

    Foreign producers also compete with us, although to a lesser extent than domestic producers. Some foreign producers have lower labor costs and are subsidized by their governments. Political and social considerations may influence their decisions with regard to production and sales more than prevailing market forces. Many foreign steel producers continue to ship to the United States market despite decreasing profit margins or losses. Other factors that influence the level of foreign competition include the relative strength of the dollar, the level of imports, and the effectiveness of United States trade laws. In June 1998, Armco and other domestic producers of flat-rolled stainless sheet and strip products filed petitions with the U.S. Department of Commerce and the International Trade Commission charging eight foreign countries with violations of U.S. trade laws. The U.S. International Trade Commission issued a preliminary finding in July 1998 that there has been injury to domestic producers of flat-rolled stainless sheet and strip products. In November 1998, the U.S. Department of Commerce announced preliminary results in its investigations, establishing countervailing duty rates for companies in France, Italy and South Korea. In December 1998, a preliminary determination on antidumping margins was announced by the U.S. Department of Commerce for companies in these three countries, as well as in Germany, Japan, Mexico, Taiwan and the United Kingdom. Final antidumping duties are expected to be set by the second quarter of 1999. However, we cannot assure you that meaningful tariffs will be imposed on imports of these products. In addition, with respect to electrical steel, the U.S. Department of Commerce and the U.S. International Trade Commission are expected to review existing antidumping and countervailing duty cases involving Italian and Japanese producers in mid-1999 to determine whether these protections should be extended for another five years. The failure to obtain or extend meaningful tariff protection for these products could adversely affect the prices of our products and reduce our profitability.

    Historically, the steel industry, including the specialty steel sector, has been cyclical in nature. This is due to the cyclical nature of many of the principal markets the steel industry serves, including the automotive, appliance and construction industries, as well as to changes in total industry demand. Since 1993, steel prices have fluctuated. In 1997, average specialty steel prices were lower than in 1996. Although demand for steel has been strong since 1993, we cannot assure you that demand will continue at current levels. Further, we cannot assure you that increased production capacity or efficiency of competitors, or increased foreign and domestic competition will not adversely affect pricing and profit margins. In addition, the steel industry is vulnerable to price increases in raw materials and energy, which represent major components in the per ton cost of production.

  RISKS ASSOCIATED WITH LABOR

    Unions represent most of our domestic production and maintenance employees, although some of our operations are not unionized. Future collective bargaining agreements, or the negotiation of such agreements, may have an adverse effect on Armco's financial condition and results of operations. In August 1999, the labor contract with the employees at our Mansfield, Ohio facility will expire. We cannot assure you of the results of our negotiations of future collective bargaining agreements with our employees. Further, we cannot assure you that the Mansfield labor contract or other collective bargaining agreements will be negotiated without production interruptions. Labor disputes and resulting work stoppages or slowdowns occasionally occur in the steel industry. We cannot assure you that work stoppages or slowdowns will not occur in the future in connection with our labor negotiations or otherwise.

  SUBSTANTIAL EMPLOYEE POSTRETIREMENT BENEFIT OBLIGATIONS

    We have substantial financial obligations related to our employee postretirement plans for medical and life insurance and pensions. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" requires that we accrue retiree medical and life insurance benefits during an employee's service rather than defer the recognition of costs until claims are actually paid. In accordance with this accounting standard, we have established a liability for the present value of the estimated future unfunded medical and life insurance benefit obligations. As of December 31, 1997, we had accumulated postretirement health care and life insurance benefit obligations estimated at $755.2 million. In addition, as of that date we had accrued a balance sheet liability of $1,037.7 million for these postretirement obligations. The cash payments for actual postretirement health and life insurance claims were $55.2 million in 1996, $60.0 million in 1997 and $44.4 million for the first nine months of 1998.

    In accordance with the Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," we had an accrued pension liability of $189.4 million at December 31, 1997 for our defined benefit pension plans. As of December 31, 1997, the funded status of our defined benefit pension plans showed plan assets of $2,106.4 million, exceeding projected benefit obligations by $7.4 million. However, adverse developments in health care costs or in the financial markets could materially increase the amount of our postretirement benefit obligations. In addition, plant shutdowns, layoffs or other similar events could increase the amount of the obligations.

    Effective January 1, 1998, we changed the accounting method that we use to amortize unrecognized net gains and losses associated with our pension and postretirement benefit plans. Under this accounting method, we

    - recognize into income, as a fourth-quarter adjustment in each year, net gains and losses that exceed 10% of the larger of our benefit obligations or our plan assets, and

    - amortize amounts inside this 10% corridor over the average remaining service life of active participants (approximately 15 years).

    Before this accounting change we chose to use the minimum amortization method allowable under Statement of Financial Accounting Standards No. 87. Under that method, we amortized unrecognized net gains and losses outside the 10% corridor over the average remaining service life of active participants. This older method resulted in the accumulation of substantial unrecognized net gains, causing long-term employee benefit liabilities on our balance sheet to be higher than the actuarially determined economic obligations. The new accounting method that we have adopted therefore accelerates the recognition of certain net gains and losses associated with our pension and postretirement benefit plans. In the nine months ended September 30, 1998, we recognized income of $237.5 million for the cumulative effect of this accounting change. The cumulative effect of this accounting change increased our first quarter net income. The change also resulted in our reporting positive total shareholder's equity for the first time since 1992.

    Because the new accounting method accelerates net gains and losses resulting from, among other things, the investment returns on pension plan assets and changes in interest rates, the accounting change could cause our future earnings to be more volatile. For the nine months ended September 30, 1998, adoption of the new accounting method increased income from continuing operations by approximately $2.3 million. However, a decline in interest rates or a marked deterioration in investment earnings on pension plan assets in future quarters could require us to recognize a charge related to unrecognized losses outside the 10% corridor.

  FUTURE USE OF NET OPERATING LOSS CARRYFORWARDS

    At December 31, 1997, we had net operating loss carryforwards for federal income tax purposes of approximately $1,060.7 million. This represented a portion of the net deferred tax asset recorded on our balance sheet of $328.5 million. A certain amount of these net operating loss carryforwards will expire each year between 1998 and 2011. To use such net operating loss carryforwards, we must generate taxable income equal in amount to the net operating loss carryforwards prior to their expiration. Because we operate in a highly cyclical industry, historically we have generated and then utilized net operating loss carryforwards. During the 1987, 1988 and 1989 fiscal years, we utilized approximately $350.0 million of net operating loss carryforwards. While we incurred tax losses for the seven fiscal years ending December 31, 1996, our management believes that it is more likely than not that we will generate sufficient taxable income to realize that portion of the tax benefit associated with future deductible temporary differences and net operating loss carryforwards represented by the net deferred tax asset recorded on our balance sheet at December 31, 1997. We base this belief upon, among other factors, changes in operations during the 1990s, as well as our consideration of available tax planning strategies. Specifically, we are realizing cost savings associated with new capital investments. In 1997, we recorded taxable income for the first time since 1989 and utilized approximately $15.9 million of our net operating loss carryforwards. While we expect these cost savings to continue to improve operating results, we cannot assure you that the deferred tax asset reflected on our consolidated balance sheets will actually be fully utilized.

  POTENTIAL ENVIRONMENTAL EXPENDITURES

    Under the federal Comprehensive Environmental Response, Compensation and Liability Act, certain analogous state laws, and the federal Resource Conservation and Recovery Act, federal and state regulatory authorities may require investigation and cleanup of contaminated sites, even when a party acted in accordance with applicable laws and requirements. In litigation under such laws, courts generally will hold the responsible parties jointly and severally liable absent proof that damages are divisible.

    Certain parties have sued us, or identified us as a potentially responsible party, in various proceedings in which the federal or state government seeks reimbursement for, or to compel cleanup of, contaminated sites. Federal and state agencies have required us to perform or fund such cleanups or participate in cleanups with others at a number of sites, including some of our current or former facilities and other sites at which our facilities disposed of wastes in the past. In addition, such federal and state agencies may, from time to time, require us to remediate or join with others in the remediation of additional sites identified by federal or state authorities. We also have been named as a defendant in several private lawsuits alleging property damage and personal injury from waste disposal sites and from former facilities of Armco.

    We may incur environmental exit costs if we decide to sell a current property. (It is our policy not to accrue such environmental exit costs until we decide to dispose of a property.) These costs include, among other things, remediation and closure costs--for example, expenses relating to our clean-up of soil contamination, our closing of waste treatment facilities and our monitoring commitments. We also have retained certain environmental liabilities relating to businesses and properties that we have sold. We believe that the ultimate liability for the environmental remediation matters identified to date-- including the clean-up, closure and monitoring of waste sites and formerly owned facilities and businesses--will not materially affect our consolidated financial condition or liquidity. However, the identification of additional sites, increases in remediation costs with respect to identified sites, the failure of other potentially responsible parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to us. These increased costs may have a material adverse effect on our financial condition, liquidity and results of operations.

    In common with other U.S. manufacturers, we are subject to various federal, state and local requirements for environmental controls relating to our operations. We have spent substantial amounts of money to control air and water pollution pursuant to applicable environmental requirements. We have also spent, and will continue to spend, substantial amounts for proper handling and disposal and for the environmental investigation and cleanup of properties. Along with capital investments and operating costs relating to environmental matters, from time to time we have been and may be subject to penalties or other requirements as a result of administrative action by regulatory agencies.

    Statutory and regulatory requirements in this area continue to evolve and, accordingly, we cannot predict with certainty the type and magnitude of expenditures that will be required in the future. However, we have estimated that our total expenditures for capital projects for pollution control during the five-year period from 1998 through 2002 will be approximately $32.3 million. Of this amount, approximately $8.4 million is related to control of air pollution as required by amendments to the federal Clean Air Act, corresponding state laws and implementing regulations. A substantial portion of our capital expenditures is also attributable to control of water pollution under the Clean Water Act. Future Clean Air Act requirements may also increase the operating costs of electrical utilities that rely on fossil fuels. This, in turn, could increase the costs for utility services upon which our operations depend.

  FINANCING CHANGE OF CONTROL OFFER

    Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at a premium and pay accrued interest. We also may be required to repurchase or prepay other debt. However, it is possible that we will not have sufficient funds at the time of the change of control to make these required repurchases or prepayments or that restrictions in our credit facilities will not allow such repurchases or prepayments. If we do not have sufficient funds to make the required repurchase of notes, we would be required to seek additional funds from outside sources in order to repurchase the notes. We cannot be certain that additional funds would be available to us on satisfactory terms. If we fail to repurchase the notes when required by a change of control event, the trustee under the indenture relating to the notes and the holders of notes will be entitled to the rights described under the caption "Description of the New Notes--Events of Default." See "Description of the New Notes--Change of Control." In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See "Description of the New Notes-- Optional Redemption."

  RISK FACTORS ASSOCIATED WITH THE "YEAR 2000" PROBLEM


    Many computer systems and software products will not function properly in the year 2000 and beyond due to a once-common programming standard that represents years using two digits. This problem is often referred to as the "Year 2000" problem. We have prioritized our efforts, with the goal of completing work on noncompliant systems in the most critical areas first. We spent approximately $6.0 million in 1998 and currently anticipate that we will spend approximately $11.0 million in 1999 on Year 2000 compliance activities. While we expect that virtually all Year 2000 compliance activities, including system testing, will be completed by September 30, 1999, we cannot assure you that all of our computer systems will be compliant by that date. We continue to monitor Year 2000 compliance efforts of our suppliers and to seek to obtain, to the extent possible, assurances that they will be able to deliver their products and services without interruption. However, our failure to address these problems or the failure of our critical suppliers and other companies with which we do business to convert their systems on a timely basis could have a material adverse effect on our financial condition, liquidity and results of operations.


                                  OUR BUSINESS

    THE FOLLOWING IS A SUMMARY OF OUR BUSINESS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE INFORMATION THAT WE INCORPORATE BY REFERENCE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS EXCHANGE OFFER.

    Armco Inc. is the largest domestic producer of stainless sheet and strip and electrical steel, based on tons shipped. We operate in two business segments:
Specialty Flat-Rolled Steels, which contributed

83% of total sales, and Fabricated Products, which contributed 17% of total sales, in each case for the twelve months ended September 30, 1998. Our Specialty Flat-Rolled Steels segment produces and finishes flat-rolled stainless, electrical and galvanized carbon steel at five manufacturing locations in Pennsylvania and Ohio. For the twelve months ended September 30, 1998, the Specialty Flat-Rolled Steels segment had shipments of 1,218,000 tons. Our major customers in this segment include automotive exhaust systems producers, manufacturers of industrial and electrical equipment, other manufacturers, service centers and converters. Our Fabricated Products segment consists of three businesses:

    - Douglas Dynamics, L.L.C., the largest North American manufacturer of snowplows for four-wheel drive vehicles;

    - Sawhill Tubular Division, a manufacturer of a wide range of steel pipe and tubular products for use in construction, industrial and plumbing markets; and

    - Greens Port Industrial Park, located in Houston, Texas.

Our total sales were $1,749.6 million for the twelve months ended September 30, 1998.

    Historically, consumption of stainless sheet and strip has grown at a faster rate than the steel market as a whole. For example, between 1987 and 1997, consumption of stainless sheet and strip in the United States had a compound annual growth rate of 5.8% as compared to a rate of 3.1% for the total steel market. Among the characteristics that make stainless steel a material of choice are its resistance to corrosion, ability to withstand temperature extremes, high strength-to-weight ratio, natural attractiveness and ease of maintenance. Another factor contributing to increased stainless steel usage is the requirement of the 1990 amendments to the Clean Air Act that long-life materials such as corrosion-resistant stainless steel be used in a number of applications, including automotive exhaust systems, where we have the leading United States market position. From 1990 to 1997, stainless steel usage in automotive exhaust systems grew from 25 pounds per vehicle to 56 pounds per vehicle. In addition to increased usage per vehicle, automotive stainless steel demand has been driven by strong North American production of light vehicles, with 14.9 million in 1995, 15.1 million in 1996 and 15.6 million in 1997, as compared to an annual average of 13.3 million vehicles from 1991 to 1994.

    Electrical steels are iron-silicon alloys that, through special production techniques, possess unique magnetic properties that make them desirable for the generation, transmission and distribution of electricity. We believe that we are the largest domestic supplier and the only producer of a full product line of electrical steels in the United States.

    Our strategic objective is to enhance our position as a leading domestic producer of specialty flat-rolled steels by focusing on our existing strong market positions, especially in the automotive chrome and electrical steel markets. We intend to strengthen our position in these markets by continuing to focus on our core specialty steels business, by utilizing our recently upgraded and improved facilities to produce higher quality products and by providing improved customer service.

    We have taken significant steps in recent years to become a focused specialty steel company by streamlining our operations, investing in the expansion and upgrade of our specialty flat-rolled steel facilities and divesting or otherwise rationalizing certain unprofitable or non-strategic operations. From 1993 through 1996, we sold or disposed of 13 operations and investments, generating cash proceeds of over $400 million.

    Since 1993, we have invested approximately $235 million in two major programs to upgrade our facilities and thereby increase productivity, lower operating costs, increase yields and improve customer service. The first of these programs included the installation at our Mansfield, Ohio facility of a state-of-the-art continuous thin-slab caster designed to produce different grades of steel with rapid switchover from one grade to another. The new casting process helps to ensure consistently high quality products because it eliminates intermediate production steps and reduces the amount of rolling required to achieve the desired thickness. We made the thin-slab caster, certain hot mill upgrades and other modifications at the Mansfield plant over a 15-month period, at a total cost of approximately $140 million.

    The second of these programs, which commenced in late 1994, consisted of $95 million of extensive capital improvements over a two-year period to upgrade and expand our stainless and electrical steel finishing facilities. We initiated this strategic facilities upgrade to reduce existing production constraints and increase specialty flat-rolled steel finishing capacity by approximately 180,000 tons per year, particularly in chrome stainless steel, electrical steels and specialty sheet and strip products. We completed these upgrades during 1996. We have realized the benefits of these programs in the form of improved quality, productivity and cost since 1997.

    In addition, we intend to continue to pursue research and development activities. Our new equipment and more advanced technology are helping customers to lower their total costs, by providing them with the specific material selection and part design needed to match their manufacturing processes. Furthermore, we have reorganized our research and technology functions to facilitate more direct interaction with customers in the development of new products and processes.

    Our principal executive offices are located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania, 15219-1415 and our telephone number is (412) 255-9800.

                              RECENT DEVELOPMENTS

    On January 21, 1999, we released preliminary, unaudited results for the fourth quarter of 1998. For this quarter Armco reported net income of $27.5 million, compared with $19.2 million of net income in the same period in 1997. Included in 1998 net income is a one-time gain of $4.3 million relating to a tax settlement. For the year ended December 31, 1998, income before the cumulative effect of an accounting change rose to $109.6 million, a 43% increase over 1997 net income of $76.8 million. Armco attributed the earnings improvement for both the fourth quarter and full year to continuing strong demand for automotive stainless and electrical steels, operating improvements and lower costs related to retiree medical and pension benefits. Sales for the fourth quarter and full year of 1998 declined 10 percent and 7 percent to $393.3 million and $1.7 billion, respectively, primarily as a result of lower specialty steel selling prices, reduced shipments of specialty semi-finished and galvanized carbon steels and lower snowplow and pipe and tube sales.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. The net proceeds to Armco from the sale of the $75.0 million of old notes was approximately $72.5 million after deducting discounts and offering expenses that we had to pay. We used all of the net proceeds from the offering of the old notes, plus some of our own funds, to redeem or repurchase all $125 million outstanding of our 9 3/8% Senior Notes due 2000, which were subject to redemption by Armco at a redemption price of 101.75% of their principal amount plus accrued and unpaid interest, to the date of redemption. Such redemption or repurchase resulted in an extraordinary loss of approximately $3.3 million.

                                 CAPITALIZATION

    The following table shows our historical capitalization as of September 30, 1998 and as adjusted to give effect to the offering of the old notes and the use of the estimated net proceeds. You should read this table together with our consolidated financial statements and related notes included in our quarterly report on Form 10-Q for the quarter ended September 30, 1998 that we incorporate by reference in this prospectus. Please refer to the section of this prospectus entitled, "Where You Can Find More Information."

                                                                                              SEPTEMBER 30, 1998
                                                                                           ------------------------
                                                                                           HISTORICAL   AS ADJUSTED
                                                                                           -----------  -----------

                                                                                                (IN MILLIONS)
CASH AND SHORT-TERM LIQUID INVESTMENTS
  Cash and cash equivalents..............................................................   $   111.1    $    56.4
  Short-term liquid investments..........................................................        12.6         12.6
                                                                                           -----------  -----------
      Total cash and short-term liquid investments.......................................   $   123.7    $    69.0
                                                                                           -----------  -----------
                                                                                           -----------  -----------
CURRENT MATURITIES OF LONG-TERM DEBT.....................................................   $     5.9    $     5.9

LONG-TERM DEBT (less current maturities)
  Credit facilities (a)..................................................................          --           --
  5% Note Due 2000.......................................................................         7.7          7.7
  9 3/8% Senior Notes Due 2000...........................................................       125.0           --
  Variable rate pollution control revenue bonds due 2008.................................        12.1         12.1
  9% Senior Notes Due 2007...............................................................       150.0        150.0
  8 7/8% Senior Notes Due 2008...........................................................          --         75.0
  Variable rate economic development revenue bonds due 2020..............................         7.3          7.3
  Other long-term debt...................................................................         1.9          1.3
                                                                                           -----------  -----------
      Total long-term debt...............................................................       304.0        253.4

SHAREHOLDERS' EQUITY
  Class A Preferred Stock................................................................       137.6        137.6
  Class B Preferred Stock................................................................        48.3         48.3
  Common stock, par value $.01 per share (b).............................................         1.1          1.1
  Additional paid-in capital.............................................................       972.0        972.0
  Accumulated deficit (c)................................................................      (998.8)    (1,002.1)
  Other..................................................................................        (3.0)        (3.0)
                                                                                           -----------  -----------
      Total shareholders' equity.........................................................       157.2        153.9
                                                                                           -----------  -----------
      Total capitalization...............................................................   $   467.1    $   413.2
                                                                                           -----------  -----------
                                                                                           -----------  -----------

------------------------

(a) As of September 30, 1998, there were no borrowings under the credit facilities, which have a total commitment of $170.0 million. However, $61.1 million of letters of credit were outstanding under one facility.

(b) Common stock outstanding does not include 25,462,568 shares issuable upon the conversion of outstanding shares of cumulative preferred stock or the exercise of outstanding vested stock options.

(c) The redemption or repurchase of certain of our indebtedness as described in "Use of Proceeds" is expected to result in an extraordinary loss of approximately $3.3 million.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table summarizes certain selected consolidated financial data, which should be read in connection with our consolidated financial statements and the related notes and with the annual, quarterly and special reports that we incorporate by reference in this prospectus. See the section of this prospectus entitled, "Where You Can Find More Information." The selected consolidated financial data as of and for the years ended December 31, 1997, 1996, 1995, 1994, and 1993 have been derived from our audited financial statements. The selected consolidated financial data presented below as of and for the nine months ended September 30, 1998 and 1997 are derived from our unaudited consolidated financial statements. The unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) that we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for future periods.

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1998       1997       1997       1996       1995       1994       1993
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...................................  $ 1,313.2  $ 1,392.9  $ 1,829.3  $ 1,724.0  $ 1,559.9  $ 1,437.6  $ 1,664.0
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit................................      152.1      156.4      205.4      175.6      167.2      170.6      144.5
Selling and administrative expenses.........      (68.7)     (75.2)    (100.0)     (92.1)     (98.2)     (96.4)    (125.0)
Special charges (a).........................         --         --         --       (8.8)        --      (35.0)    (165.5)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating profit............................       83.4       81.2      105.4       74.7       69.0       39.2     (146.0)
Interest expense, net.......................      (15.7)     (19.3)     (24.9)     (26.2)     (21.1)     (23.3)     (37.7)
Gain on sale of investments in joint
  ventures and related stock................         --         --         --         --       27.2       62.6         --
Equity in losses of Armco Steel Company,
  L.P.......................................         --         --         --         --         --         --      (27.9)
Sundry other, net...........................       19.8       (0.8)      (1.1)     (21.1)     (49.6)     (41.4)     (43.2)
Credit (provision) for income taxes.........       (5.4)      (1.8)      (2.3)      (1.4)      (2.0)      28.7        7.3
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations....       82.1       59.3       77.1       26.0       23.5       65.8     (247.5)
Discontinued operations.....................         --        1.3        2.7        6.5        6.3       11.9      (79.5)
Extraordinary losses........................         --       (3.0)      (3.0)        --         --         --       (7.3)
Cumulative effect of changes in accounting
  for postretirement and postemployment
  benefits and income taxes (b).............      237.5         --         --         --         --         --     (307.5)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................  $   319.6  $    57.6  $    76.8  $    32.5  $    29.8  $    77.7  $  (641.8)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share
  Basic.....................................  $    2.84  $    0.41  $    0.55  $    0.14  $    0.11  $    0.57  $   (6.35)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Diluted...................................       2.49       0.41       0.55       0.14       0.11       0.57      (6.35)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER DATA:
Depreciation and amortization...............  $    52.6  $    49.5  $    66.2  $    58.7  $    52.8  $    48.8  $    53.2
Capital expenditures........................       19.0       25.5       41.9       59.8      159.5       96.4       53.9
Preferred stock dividends declared..........       13.4       13.4       17.9       17.9       17.9       17.8       17.8
Ratio of earnings to fixed charges (c)......        4.8x       3.2x       3.1x       1.7x       1.5x       1.6x        --
Total Specialty Flat-Rolled Steels shipments
  (in thousands of tons) (unaudited)........        925        938      1,231      1,140        939        815      1,065

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                              --------------------  -----------------------------------------------------
                                                1998       1997       1997       1996       1995       1994       1993
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $   111.1  $   279.9  $   189.9  $   168.9  $   136.8  $   202.8  $   183.5
Working capital.............................      324.8      305.9      251.1      213.6      194.8      258.6      272.4
Total assets................................    1,830.3    2,034.8    1,881.3    1,867.8    1,896.6    1,934.9    1,904.7
Total debt..................................      309.9      488.1      345.1      371.5      387.4      374.3      388.0
Long-term employee benefit obligations
  (b).......................................      901.5    1,192.5    1,178.1    1,200.2    1,165.9    1,221.9    1,249.9
Preferred stock.............................      185.9      185.9      185.9      185.9      185.9      185.9      185.9
Total shareholders' equity (deficit)........      157.2     (168.8)    (152.5)    (212.0)    (230.4)    (218.5)    (313.1)

------------------------

(a) In 1996, we recognized a special charge of $5.9 million to record a change in the estimated loss on the sale of our nonresidential construction business and a $2.9 million special charge primarily for the writedown of inventory and severance costs related to our decision to discontinue a line of light truck equipment manufactured by Armco's snowplow and ice control equipment business. In 1994, we recorded a special charge of $20.0 million for expenses associated with the temporary idling and restructuring of our steelmaking facilities in Mansfield and Dover, Ohio and a charge of $15.0 million related to a decision by Eastern Stainless Corporation to sell substantially all of its assets to Avesta Sheffield Holding Company, a stainless steel plate manufacturer, for cash and the assumption of certain liabilities. In 1993, as part of our strategy to focus on the production of specialty flat-rolled steel, we sold our Brazilian operations and decided to exit a number of domestic businesses, recording special charges totaling $165.5 million.

(b) Effective January 1, 1998, we changed the accounting method that we use to amortize unrecognized net gains and losses associated with our pension and postretirement benefit plans. We recognized income of $237.5 million for the cumulative effect of this accounting change. For a discussion of this accounting change, see the section of this prospectus entitled "Risk Factors--Risks Relating to Our Business and Operations--Substantial Employee Postretirement Benefit Obligations." In 1993, Armco adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, SFAS No. 109, Accounting for Income Taxes and SFAS No. 112, Employers' Accounting For Postemployment Benefits. The net cumulative effect of adopting these statements was a charge of $307.5 million for the year ended December 31, 1993.

(c) For purposes of calculating the ratio of earnings to fixed charges, pretax income (loss) from continuing operations plus fixed charges have been divided by fixed charges. Fixed charges consist of interest and the portion of rent deemed representative of the interest factor. In the year ended December 31, 1993, earnings as defined were insufficient to cover fixed charges by $264.4 million.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We sold the old notes in a private offering on December 15, 1998, to Salomon Smith Barney Inc., Chase Securities Inc. and PNC Capital Markets, Inc., the initial purchasers, pursuant to a purchase agreement dated December 10, 1998 among Armco and the initial purchasers. The initial purchasers subsequently resold the old notes to qualified institutional buyers in reliance, and subject to the restrictions imposed under, Rule 144A under the Securities Act.

    Under the registration agreement that we and the initial purchasers entered into in connection with the private offering of the old notes, we are required to file, no more than 60 days following the date the old notes were originally issued, the issue date, the registration statement of which this prospectus is a part. The registration statement provides for a registered exchange offer of new notes identical in all material respects to the old notes, except that the new notes will be freely transferable and will not have any covenants regarding exchange and registration rights. Under the registration agreement, we are required to use our best efforts to:

    - file the registration statement no later than 60 days after the issue date of the old notes;

    - cause the registration statement to be declared effective no later than 150 days after the issue date of the old notes; and

    - consummate the exchange offer as promptly as practicable, but no later than 180 days after the issue date of the old notes.

    We are also required to keep the exchange offer open for not less than 30 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the old notes.

    The registration agreement also provides that, under certain circumstances, we will file with the Commission a shelf registration statement relating to the offer and sale of old notes by holders of old notes who satisfy certain conditions regarding the provision to us of information in connection with the shelf registration statement.

    For a more complete understanding of your exchange and registration rights, you should refer to the registration agreement, which is included as an exhibit to the registration statement of which this prospectus is a part, and a copy of which is available as set forth under the heading "Where You Can Find More Information."

EFFECT OF THE EXCHANGE OFFER

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued to you pursuant to the exchange offer in exchange for your old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you represent that:

    - you are not our "affiliate" (as defined in Rule 405 of the Securities
      Act);

    - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes; and

    - you are acquiring the new notes in the ordinary course of your business.

    In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." In the registration agreement, Armco has agreed that it will allow exchanging dealers (and any other persons subject to similar prospectus delivery requirements) to use this prospectus in connection with such resale.

    To the extent old notes are tendered and accepted in the exchange offer, the principal amount of outstanding old notes will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes that are still outstanding following the consummation of the exchange offer will continue to be subject to certain transfer restrictions.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. As of the date of this prospectus, a total of $75.0 million principal amount of the old notes is outstanding. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000.

    By tendering old notes in exchange for new notes and by executing the letter of transmittal that accompanies this prospectus, you will be required to represent, among other things, that:

    - you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of Armco;

    - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes; and

    - you are acquiring the new notes in the ordinary course of your business.

    The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that:

    - the offering of the new notes has been registered under the Securities
      Act;

    - the new notes will not be subject to transfer restrictions; and

    - the new notes will be issued free of any covenants regarding exchange and registration rights.

    The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture under which the old notes were, and the new notes will be, issued.


    This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of old notes on or about February 5, 1999. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. However, the exchange offer is subject to certain customary conditions, which we may waive, and to the terms and provisions of the registration agreement. See "--Certain Conditions to the Exchange Offer."


    You do not have any appraisal or dissenters' rights under law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission established under the Exchange Act.

    If we do not accept for exchange any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or for another reason, certificates for any such unaccepted old notes will be returned, without expense to you, as promptly as practicable after the expiration date of the exchange offer.

    If you tender old notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "expiration date" means 5:00 p.m., New York City time, on March 8, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.


    We have the right to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent. We also have the right to amend the terms of the exchange offer. If we delay acceptance of any old notes, or terminate or amend the exchange offer, we will make a public announcement to that effect as promptly as practicable. If we believe that we have made a material amendment of the terms of the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of such amendment and we will extend the exchange offer to the extent required by law. We will notify the exchange agent of any extension of the exchange offer in writing or orally (which we will promptly confirm in writing). Unless otherwise required by applicable law or regulation, we will make a public announcement of any extension of the expiration date before 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We have no obligation to publish, advise or otherwise communicate any public announcement, other than by making a timely press release.

INTEREST ON THE NEW NOTES


    Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange for them or, if no interest has been paid on the old notes, from December 15, 1998. The new notes will bear interest at a rate of 8 7/8% per year. Interest on the new notes will be payable on June 1 and December 1 of each year, beginning June 1, 1999.


PROCEDURES FOR TENDERING

    Each holder of old notes wishing to accept the exchange offer must (i) complete, sign and date the letter of transmittal, or a facsimile of it, (ii) have the signatures on it guaranteed if required by the letter of transmittal, and (iii) mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer (unless such tender is being effected pursuant to the procedure for book-entry transfer described below).

    Any financial institution that is a participant in the book-entry transfer facility system of The Depository Trust Company (the "DTC") may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account and to deliver an agent's message (as described below) on or prior to the expiration date of the exchange offer in accordance with DTC's procedures for such transfer and delivery. If delivery of old notes is made through book-entry transfer into the exchange agent's account at DTC and an agent's message is not delivered, the letter of transmittal (or facsimile of it), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the exchange agent at its addresses set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The term "agent's message" means a message that states that DTC has received an express acknowledgment from the tendering DTC participant that such DTC participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such DTC participant. The agent's message is transmitted by DTC to, and received by, the exchange agent and forms a part of the confirmation of the book-entry tender of old notes into the exchange agent's account at DTC.

    The tender (as set forth above) by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    Delivery of all documents must be made to the exchange agent at its address set forth in this prospectus under "--Exchange Agent." Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for the holders.

    The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, you should allow enough time to assure timely delivery. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US.

    Only a holder of old notes may tender such old notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the register maintained by the trustee or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

    Any beneficial holder whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on his behalf. If the beneficial holder wishes to tender on his own behalf, he must, prior to completing and executing the letter of transmittal and delivering his old notes, obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by:

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    - a commercial bank or trust company having an office or correspondent in the United States; or

    - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act,

    unless the old notes tendered pursuant to the letter of transmittal are tendered:

    - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    - for the account of an eligible guarantor institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in it, such old notes must be endorsed or accompanied by appropriate bond powers that authorize such person to tender the old notes on behalf of the registered holder, and, in either case, signed as the name of the registered holder or holders appears on the old notes.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting as fiduciaries or representatives, such persons should so indicate when signing, and, unless we waive the requirement, must submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes that, in the opinion of our counsel, it would be unlawful for us to accept. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of old notes. Also, neither we, the exchange agent nor any other person has any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until any irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, will be returned without cost by the exchange agent to the tendering holder of such old notes unless otherwise provided in the letter of transmittal as soon as practicable following the expiration date of the exchange offer.

    In addition, we reserve the right in our sole discretion to:

    - purchase or make offers for any old notes that remain outstanding after the expiration date of the exchange offer, or (as set forth under "--Certain Conditions to the Exchange Offer") to terminate the exchange offer; and

    - to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or other ways.

The terms of any of these purchases or offers may differ from the terms of the exchange offer.

    By tendering, you will represent to us that, among other things:

    - the new notes acquired pursuant to the exchange offer in exchange for your old notes are being obtained in the ordinary course of your business;

    - you do not have an arrangement or understanding with any person to participate in the distribution of the new notes; and

    - you are not an "affiliate" of Armco within the meaning of Rule 405 under the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Certain Conditions to the Exchange Offer." For each old note that we accept for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

    For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we give oral or written notice to that effect to the exchange agent, with written confirmation of any oral notice to be given promptly afterwards.

    In all cases, we will issue new notes for old notes that we accept for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of:

    - certificates for such old notes,

    - a properly completed and duly executed letter of transmittal, and

    - all other required documents or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC.

If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desired to exchange, we will return these unaccepted or non-exchanged old notes without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration date of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, either:

    - the letter of transmittal (or a facsimile of it or an agent's message in lieu of it), with any required signature guarantees and any other required documents, must always be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date of the exchange offer, or

    - the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their old notes and who cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date of the exchange offer, or holders who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    - the tender is made through an eligible guarantor institution;

    - prior to the expiration date of the exchange offer, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery):

    (i) setting forth the name and address of the holder of the old notes, the certificate number or numbers of such old notes and the principal amount of old notes tendered,

    (ii) stating that the tender is being made, and

    (iii) guaranteeing that, within three business days after the expiration date of the exchange offer, the letter of transmittal (or facsimile of it), together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

    - the properly completed and executed letter of transmittal (or facsimile of it), together with the certificate(s) representing all tendered old notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date of the exchange offer.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

    To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a facsimile transmission or letter notice of withdrawal at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. A notice of withdrawal must:

    - specify the name of the person having deposited the old notes to be withdrawn (the "depositor");

    - include a statement that the depositor is withdrawing its election to have old notes exchanged and identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes);

    - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer that will permit the trustee with respect to the old notes to register the transfer of such old notes into the name of the depositor withdrawing the tender; and

    - specify the name in which any such old notes are to be registered, if different from that of the depositor.

    If old notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering" and "--Book-Entry Transfer," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of old notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission.

    All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes that have been withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    The exchange offer is not subject to any conditions, other than that:

    - the exchange offer does not violate any applicable law or interpretation of the staff of the Commission; and

    - there is no injunction, order or decree issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer.

    We cannot assure you that any such condition will not occur. Holders of old notes will have certain rights against us under the registration agreement if we fail to consummate the exchange offer. If we determine that we may terminate the exchange offer, as set forth above, we may:

    - refuse to accept any old notes and return any old notes that have been tendered to their holders;

    - extend the exchange offer and retain all old notes tendered before the expiration date of the exchange offer, subject to the rights of such holders of tendered old notes to withdraw their tendered old notes; or

    - waive such termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

    If a waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the old notes, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

    Star Bank, N.A., the trustee under the indenture, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and inquiries for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                  BY MAIL:                            BY HAND OR OVERNIGHT DELIVERY:

               Corporate Trust                                Corporate Trust
              425 Walnut Street                              425 Walnut Street
             Mail Location 5155                                  6th Floor
           Cincinnati, Ohio 45202                         Cincinnati, Ohio 45202
           Attention: Robert Jones                        Attention: Robert Jones

                   (IF BY MAIL, REGISTERED OR CERTIFIED MAIL RECOMMENDED)

                               FACSIMILE TRANSMISSION NUMBER:
                              (FOR ELIGIBLE INSTITUTIONS ONLY)
                                       (513) 632-5511

                                   CONFIRM BY TELEPHONE:
                                       (513) 632-4427

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

    We will pay the cash expenses to be incurred in connection with soliciting tenders pursuant to the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

    The new notes will be recorded at the same carrying value as the old notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the old notes will be amortized over the term of the new notes.

                          DESCRIPTION OF THE NEW NOTES

    We will issue the new notes under an indenture, dated as of November 1, 1993, between Armco and Star Bank, N.A., as supplemented by a supplemental indenture dated as of December 15, 1998. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part.

    You can find the definitions of certain capitalized terms used in this description under the subheading "Certain Definitions." Capitalized terms not defined there have the meanings ascribed to them in the indenture. Words that are not capitalized have their ordinary meaning. In this description, "notes" means the outstanding old notes and the new notes we will issue to you in the exchange offer. References to a "holder" or "holders" mean you, or all holders of the notes.

PRINCIPAL, MATURITY AND INTEREST

    The notes will mature on December 1, 2008 and bear interest at an annual rate of 8 7/8%. Interest on the notes accrues from December 15, 1998 and is payable in arrears on June 1 and December 1 of each year, commencing June 1, 1999, to the holders of registered notes at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. The notes are limited to an aggregate principal amount of $125,000,000, of which $75,000,000 has been issued. Issuance of the remaining notes is at Armco's discretion and will be subject to the limitations set forth under "--Certain Covenants--Limitations on Indebtedness." Except for the registration provisions of the old notes, all notes will have identical terms, will be fungible and will constitute one series of debt securities.

    Interest on the notes is computed on the basis of a 360-day year of twelve months. Principal and interest on the notes is payable at the office of the paying agent, but, at the option of Armco, interest may be paid by check mailed to the registered holders at their registered address. The notes may be presented for transfer or exchange at such office without any service charge, but Armco may require a sum sufficient to cover any tax or other governmental charges payable in connection with a transfer or exchange. Armco is not required to exchange or register the transfer of any notes (i) for a period of fifteen days next preceding any selection of notes to be redeemed or (ii) selected, called or being called for redemption.

SUBORDINATION

    The notes are unsecured obligations of Armco and rank equally in right of payment with all other unsecured senior debt of Armco. The notes rank senior in right of payment to any subordinated debt of Armco. The notes are not secured by any assets and, therefore, are effectively junior to secured debt of Armco, to the extent of the assets securing the debt, and to debt of subsidiaries of Armco, to the extent of the assets of such subsidiaries. At September 30, 1998, Armco had total consolidated debt obligations of $309.9 million, of which $15.8 million was secured by assets of Armco. In addition, the borrowings under Armco's $170.0 million Credit Facilities are secured by certain of Armco's inventory and receivables. The indenture does not limit the aggregate amount of debt securities that may be issued under its terms. The indenture provides that debt securities may be issued from time to time in one or more series.

OPTIONAL REDEMPTION

    On or after December 1, 2003, the notes will be redeemable in whole or in part, at Armco's option, at the following redemption prices (expressed in percentages of the principal amount), plus accrued and unpaid interest on the notes, to the redemption date.

REDEMPTION PERIOD                                              PERCENTAGE
-------------------------------------------------------------  -----------
December 1, 2003 to November 30, 2004                             104.438%
December 1, 2004 to November 30, 2005                             102.958%
December 1, 2005 to November 30, 2006                             101.479%
December 1, 2006 and thereafter                                   100.000%

    Notwithstanding the foregoing, at any time prior to December 1, 2001 Armco, at its option, may redeem up to 33 1/3% of the aggregate principal amount of notes originally issued with the net proceeds of one or more Equity Offerings at a redemption price equal to 108 7/8% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption so long as after any such redemption at least 66 2/3% of the aggregate principal amount of the original issue of the notes remains outstanding. Any such redemption must occur on or prior to 120 days after the receipt of such net proceeds.

    If less than all of the notes are to be redeemed, the selection of the notes to be redeemed will be made as provided in the indenture. Notice of redemption will be given at least 30 but not more than 60 days before the redemption date.

    In addition, if there is a Change of Control prior to December 1, 2003, Armco, at its option, may redeem all (but not less than all) of the outstanding notes at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium. Armco will give not less than 30 nor more than 60 days' prior notice to holders of such redemption within 30 days following the Change of Control.

CHANGE OF CONTROL

    If a Change of Control occurs, each holder will have the right to require Armco to repurchase all or a part of that holder's notes, in whole or in part, pursuant to the Change of Control offer described in the next paragraph. The Repurchase Price will be an amount in cash equal to 101% of the aggregate principal amount of the repurchased notes plus accrued and unpaid interest, if any, to the Change of Control payment date.

    Within 30 days following the date of the Change of Control, we will mail a notice to each holder describing the terms of the Change of Control offer. This notice will state the purchase date, which must be a business day no earlier than 30 days nor later than 60 days from the date notice is mailed, unless otherwise required by applicable law.

    If a Change of Control offer is made, we cannot assure you that we will have sufficient funds to pay the purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control offer. If we are required to purchase outstanding notes pursuant to a Change of Control offer, we expect that we would seek third party financing if we do not have available funds to meet our purchase obligations. However we cannot assure you that we would be able to obtain such financing. Neither Armco's Board of Directors nor the trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control.

    The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of Armco's assets. There is a limited body of case law interpreting the phrase "all or substantially all," and therefore there is no precise established definition of the phrase under applicable law. Accordingly, it may be unclear whether a Change of Control has occurred and whether the notes are subject to a Change of Control offer. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

  TAKEOVERS AND LEVERAGED TRANSACTIONS

    Restrictive covenants in the indenture may make it more difficult or discourage a takeover of Armco. To complete such transactions, redemption or repurchase of the Notes may be required. We cannot assure you that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Moreover, although restrictions in the indenture with respect to transactions with Affiliates may make a leveraged buyout of Armco or any of our subsidiaries by Armco's management more difficult, the indenture may not afford holders protection from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  CROSS-DEFAULT PROVISIONS

    Some of Armco's other debt agreements provide that certain Change of Control events constitute a default under those agreements. If a Change of Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to repay the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing our notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture that would, in turn, constitute a default under our other debt agreements.

SINKING FUND

    There will be no mandatory sinking fund payments for the notes.

CERTAIN COVENANTS

    The indenture contains covenants that limit the ability of Armco and its Restricted Subsidiaries to engage in a highly leveraged transaction, whether the transaction is initiated or supported by Armco, its management or affiliates or an unrelated third party.

  TRANSACTIONS WITH AFFILIATES

    Armco will not, and will not permit any of its Subsidiaries to conduct any business or enter into any transaction or series of transactions (including, but not limited to, the sale, transfer, disposition, purchase, exchange or lease of assets or Property, the making of any Investment, the giving of any Guarantee, or the rendering of any service) with or for the benefit of any Affiliate of Armco, unless:

        (i) such transaction or series of transactions is on terms no less favorable, on the whole, to Armco or such Subsidiary than terms that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate of Armco or such Subsidiary, and

        (ii) with respect to a transaction or series of transactions outside the ordinary course of business that has a Fair Market Value equal to or greater than $5,000,000, the terms of such transaction(s) are set forth in writing and the Board of Directors (including a majority of the disinterested directors) approves such transaction or series of transactions and, in its good faith judgment, believes that such transaction or series of transactions complies with clause (i) of this paragraph, as evidenced by a certified resolution of the Board of Directors.

    The foregoing limitations do not apply to:

        (i) any transaction with an officer or director of Armco or any Subsidiary entered into in the ordinary course of business consistent with past practice (including compensation or employee benefit arrangements with any officer or director of Armco or any Subsidiary) and the cash-out of supplemental pension benefits, or

        (ii) transactions between Armco and its Restricted Subsidiaries or among such Restricted Subsidiaries.

  LIMITATION ON RESTRICTED PAYMENTS

    Armco will not, and will not permit any of its Restricted Subsidiaries to make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment:

        (i) any Default or Event of Default has occurred and is continuing;

        (ii) Armco could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "--Limitation on Indebtedness" below; or

       (iii) the aggregate amount of Restricted Payments from September 12, 1997 exceeds the sum of;

           (A) 50% of the aggregate Consolidated Net Income of Armco and its Restricted Subsidiaries (or, if Consolidated Net Income is a deficit, minus 100% of such deficit) after June 30, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of the Restricted Payment, plus

            (B) 100% of the total net proceeds, including cash and the Fair Market Value of Property other than cash, received by Armco after September 12, 1997, from capital contributions from its stockholders or from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock of Armco or of any convertible securities or debt obligations that have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock, plus

            (C) the amount of the net reduction in Investments made as Restricted Payments in accordance with this sentence in Unrestricted Subsidiaries resulting from (1) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by Armco or any wholly owned Restricted Subsidiary of Armco from Unrestricted Subsidiaries, (2) to the extent that any Investment in an Unrestricted Subsidiary that was made after September 12, 1997 is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Investment (less the cost of disposition, if any) or (3) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries.

           The aggregate amount of the net reduction in such Investments will not exceed, in the case of any Unrestricted Subsidiary, the amount of such Investments made as Restricted Payments previously made by Armco or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

        The foregoing limitations do not prevent Armco or its Restricted Subsidiaries from:

        (i) paying a dividend on its Capital Stock within 60 days after it is declared if, on the declaration date, Armco could have paid such dividend in compliance with the indenture;

        (ii) repurchasing shares of its Capital Stock (A) solely in exchange for other shares of its Capital Stock (other than Redeemable Stock), (B) to eliminate fractional shares or odd lots for up to a total of $2,000,000 in any fiscal year of Armco, (C) pursuant to an order of a court of competent jurisdiction, or (D) in connection with repurchase provisions under employee stock option and stock purchase agreements or other agreements to compensate management employees of Armco;

       (iii) making cash payments in respect of stock appreciation rights granted to Armco employees;

        (iv) the purchase for value of shares of Armco's Capital Stock (A) held by directors, officers or employees upon death, disability, retirement, or termination of employment or (B) to fund capital stock-based, long-term incentive programs that do not exceed a total of $10,000,000;

        (v) Restricted Payments for the redemption, repurchase or other acquisition of shares of Armco's Capital Stock in satisfaction of indemnification or other claims arising under any merger, consolidation, asset purchase or investment or similar acquisition agreement permitted under the indenture, pursuant to which such shares of Capital Stock were issued;

        (vi) making payments to purchase or redeem Indebtedness made by exchange for, or out of the proceeds of, the substantially concurrent (A) sale or issuance of Armco's Capital Stock (other than Redeemable Stock) or (B) incurrence of Indebtedness of Armco that is contractually subordinated in right of payment to the notes and has a Stated Maturity later than the Stated Maturity of the notes and an Average Life greater than the remaining Average Life of any of the notes;

       (vii) declaring and paying dividends on the Armco Preferred Stock outstanding on September 12, 1997;

      (viii) making Investments in Affiliates up to an aggregate of $15,000,000;

        (ix) making an Investment in an Affiliate as a result of which such Affiliate becomes a Restricted Subsidiary in compliance with "--Restricted and Unrestricted Subsidiaries";

        (x) making an Investment by contributing or otherwise transferring to any Person or Persons all or any part of the Non-Core Businesses enumerated in clauses (i) through (v) of the definition of "Non-Core Businesses"; and

        (xi) making other Restricted Payments not to exceed $25,000,000 in total (after giving effect to the amount of the net reduction in any Investments made as Restricted Payments in reliance on this clause (xi) resulting from
    (A) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any such Investment, in each case to the extent received by Armco or any wholly owned Restricted Subsidiary from Unrestricted Subsidiaries, (B) to the extent that any such Investment in an Unrestricted Subsidiary is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Investment (less the cost of disposition, if any) or (C) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries).

    The payments permitted to be made pursuant to clauses (ii)(A), (iii) (but only to the extent any such payments are included in determining Consolidated Net Income), (vi), (ix) and (x) of the preceding paragraph are excluded for purposes of calculations pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments outstanding. The payments permitted to be made pursuant to clauses (i), (ii)(B), (ii)(C), (ii)(D), (iii) (but only to the extent that any such payments are not included in determining Consolidated Net Income), (iv), (v), (vii), (viii) and (xi) of the preceding paragraph will be included for purposes of calculations pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments outstanding.

  LIMITATION ON INDEBTEDNESS

    Armco will not Incur any Indebtedness unless, immediately after the date of the transaction giving rise to such Indebtedness and after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds of such Indebtedness as if such Indebtedness had been Incurred and the proceeds applied on the first day of the Determination Period, the Consolidated Interest Coverage Ratio of Armco at such date exceeds the ratio of
2.0 to 1.0.

    Notwithstanding the foregoing, Armco may Incur the following Indebtedness:

        (i) Indebtedness Incurred by Armco or by Armco Funding Corporation under the Credit Facilities, so long as the aggregate principal amount of all Indebtedness Incurred under this clause (i) at any one time outstanding does not exceed the greater of (A) $225,000,000 and (B) the sum of (1) 80% of the book value of the accounts receivable of Armco and its Restricted Subsidiaries and (2) 50% of the book value of the inventory of Armco and its Restricted Subsidiaries, in the case of clauses (B)(1) and (B)(2) as of the end of the most recent fiscal quarter for which financial information in respect thereof is available immediately prior to the date of such Incurrence, determined in accordance with GAAP;

        (ii) Indebtedness evidenced by the notes;

       (iii) (A) Indebtedness of Armco in respect of Capital Lease Obligations or (B) Capital Expenditure Indebtedness directly Incurred by Armco, so long as the aggregate principal amount of all Indebtedness Incurred under clauses
    (iii)(A) and (B) of this paragraph and the Indebtedness Incurred under clause (iv) under "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock" does not exceed $100,000,000 at any one time outstanding;

        (iv) Indebtedness under Interest Rate Protection Agreements, so long as the obligations under these agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

        (v) Indebtedness of Armco to any wholly owned Restricted Subsidiary (but only so long as such Indebtedness is held by such wholly owned Restricted Subsidiary);

        (vi) Indebtedness outstanding on September 12, 1997;

       (vii) Permitted Refinancing Indebtedness;

      (viii) surety obligations of Armco and its Restricted Subsidiaries entered into in the ordinary course of business;

        (ix) Indebtedness of Armco and its Restricted Subsidiaries Incurred to finance the purchase of insurance in the ordinary course of business;

        (x) Indebtedness of Armco and its Restricted Subsidiaries Incurred from the honoring by a bank or other financial institution of a check or draft inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within two business days of notice of any such Incurrence; and

        (xi) Indebtedness not otherwise permitted to be Incurred under clauses
    (i) through (x) of this paragraph, that, together with any other outstanding Indebtedness Incurred under this clause (xi) of this paragraph, has an aggregate principal amount that does not exceed $40,000,000 at any one time outstanding.

    Any Indebtedness Incurred pursuant to the previous paragraph will be included, to the extent outstanding at the Transaction Date, in the determination of the Consolidated Interest Coverage Ratio.

  LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

    Armco will not permit any of its Restricted Subsidiaries to Incur any Indebtedness or Preferred Stock, except:

        (i) (A) Indebtedness or Preferred Stock outstanding on September 12, 1997 or (B) Indebtedness Incurred under the Credit Facilities to the extent permitted by clause (i) of the second paragraph under "--Limitation on Indebtedness";

        (ii) Indebtedness or Preferred Stock issued to and held by Armco or a wholly owned Restricted Subsidiary (but only so long as such Indebtedness or Preferred Stock is held or owned by Armco or a wholly owned Restricted Subsidiary);

       (iii) (A) Indebtedness of a Restricted Subsidiary in respect of Capital Lease Obligations or (B) Capital Expenditure Indebtedness directly Incurred by a Restricted Subsidiary, so long as after giving effect to such Indebtedness the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "--Limitation on Indebtedness";

        (iv) (A) Indebtedness of a Restricted Subsidiary in respect of Capital Lease Obligations or (B) Capital Expenditure Indebtedness directly Incurred by a Restricted Subsidiary, so long as the aggregate principal amount of all Indebtedness Incurred under clauses (iv)(A) and (iv)(B) of this paragraph and the Indebtedness Incurred under clause (iii) of the second paragraph under "--Limitation on Indebtedness" does not exceed $100,000,000 at any one time outstanding; and

        (v) Indebtedness or Preferred Stock Incurred in exchange for, or the proceeds of which are used to Refinance, Indebtedness or Preferred Stock of equal or higher ranking referred to in clauses (i) through (iv) of this paragraph, so long as (A) the principal amount of the Indebtedness or the liquidation value of the Preferred Stock Incurred does not exceed the principal amount or liquidation value of the Indebtedness or Preferred Stock exchanged or Refinanced and (B) the Indebtedness or Preferred Stock Incurred has a Stated Maturity or final redemption date later than the Stated Maturity or final redemption date of, and an Average Life that is longer than that of, the Indebtedness or Preferred Stock being exchanged or Refinanced.

    Any Indebtedness or Preferred Stock Incurred pursuant to clauses (i) through
(v) of the preceding paragraph will be included, to the extent outstanding at the Transaction Date, in any subsequent determination of the Consolidated Interest Coverage Ratio.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    Armco will not, and will not permit any of its Restricted Subsidiaries to, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, except for a Sale and Leaseback Transaction not exceeding 360 days unless:

        (i) Armco or the Restricted Subsidiary is permitted to Incur such Indebtedness under the provisions of "--Limitation on Indebtedness" or "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock" above;

        (ii) Armco or the Restricted Subsidiary would be permitted to Incur a Lien to secure Indebtedness or enter into a Sale and Leaseback Transaction pursuant to the second paragraph under "--Limitation on Liens" or Incur a Lien on Property that is the subject of such Sale and Leaseback Transaction pursuant to clause (ii) of the first paragraph of "--Limitation on Liens" without equally and ratably securing the notes;

       (iii) Armco or the Restricted Subsidiary receives consideration at least equal to the Fair Market Value of the Property transferred; and

        (iv) if the Sale and Leaseback Transaction is entered into, or assumed or Guaranteed by, Armco or the Restricted Subsidiary, or Armco or the Restricted Subsidiary becomes liable with respect to the transaction, more than 360 days after the Property subject to the Sale and Leaseback Transaction is acquired or constructed by Armco or the Restricted Subsidiary, Armco applies the proceeds of such Sale and Leaseback Transaction, net of all reasonable out-of-pocket expenses Incurred by Armco or such Restricted Subsidiary in connection with the transaction, which are customarily Incurred in connection with the Sale and Leaseback Transactions of such kind, in accordance with the provisions under "--Limitation on Asset Sales" as if such Sale and Leaseback Transaction were an Asset Sale.

  LIMITATION ON LIENS

    Armco will not, and will not permit any of its Restricted Subsidiaries to, Incur any Lien on or with respect to any Property of Armco or such Restricted Subsidiary, or any interest in such Property or any income or profits from it, unless the notes are secured equally and ratably with (or prior to) any and all other Indebtedness secured by the Lien, except for:

        (i) any Lien securing Indebtedness that is permitted under clause (i) of the second paragraph under "--Limitation on Indebtedness";

        (ii) any Lien (A) in respect of Capital Lease Obligations or Capital Expenditure Indebtedness permitted to be Incurred by the terms of the first paragraph or clause (iii) of the second paragraph under "--Limitation on Indebtedness" or clauses (iii) or (iv) of the first paragraph under "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock,"
    (B) existing on any Property of a Person at the time such Person is merged or consolidated with or into Armco or any Restricted Subsidiary or becomes a Restricted Subsidiary (and not Incurred in anticipation of such transaction) or (C) existing on any Property at the time of its acquisition (and not Incurred in anticipation of such transaction) whether or not assumed by Armco or any Restricted Subsidiary; so long as in any such case the Lien may extend only to the Property acquired or constructed and improvements on it. (and, in the case of any such Lien in respect of Capital Lease Obligations and Capital Expenditure Indebtedness, the real property on which such Property is located);

       (iii) any Lien Incurred to secure the performance of statutory obligations, bids, trade contracts, leases, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature that is Incurred in the ordinary course of business;

        (iv) any Lien to secure industrial revenue or development or pollution control bonds;

        (v) any Lien to secure any Refinancing (or successive Refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (i) through (iv) of this paragraph so long as such Lien does not extend to any other Property and the Indebtedness secured is not increased;

        (vi) any Lien securing only the notes;

       (vii) any Lien in favor of Armco or a wholly owned Restricted Subsidiary;

      (viii) any Lien for taxes or assessments by other governmental charges or levies;

        (ix) any Lien to secure obligations under worker's compensation, unemployment insurance or other social security legislation, including Liens with respect to judgments that are not currently dischargeable;

        (x) materialmen's, mechanics', worker's, warehousemen's, landlord's and carriers' Liens or other like Liens created by law (or in a lease agreement in the case of landlord's Liens) and arising in the ordinary course of business;

        (xi) any Lien existing on September 12, 1997;

       (xii) easements, rights of way, zoning and other similar restrictions or encumbrances Incurred in the ordinary course of business; and

      (xiii) attachment, judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings.

    In addition to Liens permitted by the preceeding paragraph, Armco and its Restricted Subsidiaries may Incur a Lien to secure Indebtedness or enter into a Sale and Leaseback Transaction, without equally and ratably securing the notes, if the sum of (i) the amount of Indebtedness secured by all Liens entered into after September 12, 1997 and (ii) the Attributable Value of all Sale and Leaseback Transactions or Capital Lease Obligations in respect of such transactions entered into after September 12, 1997 and otherwise prohibited by the indenture does not exceed 10% of Armco's Consolidated Net Tangible Assets.

  LIMITATION CONCERNING DISTRIBUTIONS OR TRANSFERS BY RESTRICTED SUBSIDIARIES

    Armco will not, and will not permit any Restricted Subsidiary to create or otherwise cause or permit to exist any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary to:

        (i) pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to Armco or any other Restricted Subsidiary;

        (ii) make loans or advances to Armco or any Restricted Subsidiary; or

       (iii) transfer any of its Property to Armco or any other Restricted Subsidiary,

    except for any encumbrance or restrictions pursuant to any agreement in effect on September 12, 1997 or any Refinancing thereof containing encumbrances or restrictions no greater than in the agreement so Refinanced.

  LIMITATION ON ASSET SALES

    Armco will not, and will not permit any Restricted Subsidiary to consummate any Asset Sale unless:

        (i) Armco or the Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the Property disposed of and

        (ii) at least 75% of the consideration received by Armco or such Restricted Subsidiary for such Property (other than Non-Core Businesses enumerated in clauses (i) through (v) of the definition of "Non-Core Businesses") is in the form of (A) cash, (B) cash equivalents, (C) readily marketable securities, (D) non-cash consideration that is immediately converted to cash, or (E) the assumption by the purchaser of such Property of Senior Indebtedness (so long as such Senior Indebtedness was not Incurred in connection with or in anticipation of such Asset Sale) so long as Armco, at its option, either;

        (A) (1) commits, or causes such Restricted Subsidiary to commit (such commitments to include amounts anticipated to be expended pursuant to Armco's capital investment plan (x) as adopted by the Board of Directors and
    (y) evidenced by the filing of an officer's certificate with the trustee stating that the total amount of the Net Cash Proceeds of such Asset Sale is less than the aggregate amount contemplated to be expended pursuant to such capital investment plan within 24 months of the consummation of such Asset
    Sale) within 270 days of the consummation of such Asset Sale, to apply the Net Cash Proceeds of such Asset Sale to reinvest in Additional Core Assets or, if the applicable Asset Sale was a sale of a Non-Core Business, in Additional Assets and (2) applies, or causes such Restricted Subsidiary to apply, pursuant to such commitment (which includes amounts actually expended under the capital investment plan authorized by the Board of Directors), the Net Cash Proceeds of the Asset Sale within 24 months of the consummation of the Asset Sale; however, if any commitment under this clause (A) is terminated or rescinded after the 225th day after the consummation of such Asset Sale, Armco or such Restricted Subsidiary, as the case may be, will have 45 days after the termination or rescission to (a) apply the Net Cash Proceeds pursuant to clause (B) or (C) below, or (b) commit, or cause such Restricted Subsidiary to commit, to apply the Net Cash Proceeds of such Asset Sale to reinvest in Additional Core Assets or in Additional Assets, as the case may be; and/or

        (B) offers to apply an amount equal to the Net Cash Proceeds (or remaining Net Cash Proceeds) to the repayment of any Senior Indebtedness, or (to the extent of Net Cash Proceeds received from an Asset Sale by the Restricted Subsidiary) debt of a Restricted Subsidiary, and repay the Indebtedness of any lender or debt holder who accepts the offer or, in the case of any Indebtedness under a revolving credit facility, repay an amount outstanding under the facility equal to the Net Cash Proceeds and concurrently therewith, makes a permanent reduction in the committed availability under the facility; and/or

        (C) offers to apply an amount equal to the Net Cash Proceeds (or remaining Net Cash Proceeds) to the repayment of the notes and repurchases any notes properly tendered in acceptance of this prepayment offer (the "Prepayment Offer") on a pro rata basis at a purchase price at least equal to 100% of their principal amount plus interest accrued to the date of repurchase.

    If the Net Cash Proceeds resulting from any Asset Sale, after giving effect to the purchase of Additional Core Assets or Additional Assets, as the case may be, and/or the repayment of Senior Indebtedness, are less than $10,000,000, then the application of an amount equal to such Net Cash Proceeds to a pro rata offer to repurchase the notes may be deferred until the Net Cash Proceeds, together with Net Cash Proceeds from any other Asset Sales not applied in accordance with this paragraph, are at least equal to $10,000,000. To the extent that any portion of the amount of Net Cash Proceeds remains after Armco has complied with the preceding sentence and so long as all holders have been given the opportunity to tender their notes for repurchase as provided in clause (C) above, Armco or the Restricted Subsidiary may use these remaining amount for general corporate purposes.

    Within 280 days from the date of an Asset Sale, Armco will, if it chooses (or is obligated) to apply an amount equal to any remaining Net Cash Proceeds (or any portion) to fund an offer to repurchase the notes, send a written Prepayment Offer Notice to the holders of the notes, along with such information about Armco and its Subsidiaries as Armco in good faith believes will enable such holders to make an informed decision with respect to the Prepayment Offer.

    Notwithstanding the foregoing, if any note (or any portion) accepted for payment is not paid pursuant to the provisions described in the preceding paragraph, then, from the Purchase Date until the principal of (and premium, if any) and interest on such note is paid, interest will be paid on the unpaid principal (and premium, if any) and, to the extent permitted by law, on any accrued but unpaid interest, in each case, at the rate prescribed by such note.

  RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    Armco may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of Armco or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if;

        (i) the Subsidiary has total assets of $1,000 or less, or

        (ii) the designation is effective immediately upon such Person becoming a Subsidiary of either Armco or any of its Restricted Subsidiaries.

Unless it is designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Armco or any of its Restricted Subsidiaries will be classified as a Restricted Subsidiary. Except as provided in clause (i) of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the next paragraph, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary.

    Armco will not, and will not permit any of its Restricted Subsidiaries to, take any action that would result in a Person becoming a Restricted Subsidiary unless, after giving effect to such action:

        (i) on a pro forma basis, Armco could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "--Limitation on Indebtedness,"

        (ii) such Subsidiary could then Incur, pursuant to clauses (ii), (iii) or (iv) of the first paragraph under "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock," all Indebtedness as to which it is obligated at such time,

       (iii) no Default or Event of Default would occur or be continuing, and

        (iv) there exist no Liens with respect to the Property of the Subsidiary other than Liens permitted to be Incurred under "--Limitation on Liens."

    Armco will not, and will not permit any of its Restricted Subsidiaries to, take any action that would result in any such Restricted Subsidiary ceasing to be a Subsidiary (other than a merger or consolidation with Armco or another Restricted Subsidiary) unless, after giving effect to such action, either:

        (i) (A) neither Armco nor any of its Affiliates (other than a Person that is an Affiliate by virtue of its ownership of Capital Stock or control of Armco) owns any Capital Stock of such former Restricted Subsidiary or any successor in interest to the business thereof, and (B) there is no Indebtedness of the former Restricted Subsidiary or any successor in interest to its business in favor of Armco or any of its Restricted Subsidiaries; or

        (ii) Armco and its Restricted Subsidiaries would be permitted to make a Restricted Payment in the amount of the total Investment (excluding (A) any Investment to the extent of cash or the Fair Market Value of Property other than cash received by Armco or its Restricted Subsidiary, as the case may be, in respect of or as a repayment of such Investment and (B) the amount of Indebtedness of the former Restricted Subsidiary received by Armco or its Restricted Subsidiaries as part of the consideration for the acquisition of the Capital Stock or assets of such former Restricted Subsidiary), if any, made in the former Restricted Subsidiary after September 12, 1997.

  Merger, Consolidation

    Armco may not merge or consolidate with any other corporation (other than a merger of a Restricted Subsidiary into Armco in which Armco is the continuing corporation) or sell, transfer or convey its Property or assets as an entirety or substantially as an entirety to any Person other than a wholly owned Restricted Subsidiary, unless:

        (i) the entity formed by or surviving any such consolidation or merger (if other than Armco) or to which such sale, transfer or conveyance is made is a corporation organized and existing under the laws of the United States of America or a State or the District of Columbia and that corporation expressly assumes, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation, the due and punctual payment of the principal of premium (if any) and interest on all the notes and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by Armco;

        (ii) immediately before and after giving effect to the transaction or series of transactions, no Default or Event of Default has occurred and is continuing;

       (iii) immediately after giving effect to the transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with the transaction or series of transactions), Armco (or the surviving entity if Armco is not continuing) would be able to Incur at least $1.00 of additional Indebtedness under the first paragraph under

    "--Limitation on Indebtedness," or, in the case of a merger or consolidation of Armco into or with a wholly owned Restricted Subsidiary, the Consolidated Interest Coverage Ratio of the surviving entity would be no less than the Consolidated Interest Coverage Ratio of Armco immediately prior to the merger or consolidation;

        (iv) immediately after giving effect to the transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with the transaction or series of transactions) as if the transaction had occurred on the first day of the Determination Period, Armco (or the surviving entity if Armco is not continuing) has a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Armco immediately before the transaction or series of transactions; and

        (v) the trustee has received an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, conveyance or acquisition, and any such assumption, complies with the provisions of this covenant.

EVENTS OF DEFAULT

    The indenture provides that, if an Event of Default with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series to be due and payable. In the case of certain Events of Default involving a bankruptcy event with respect to Armco, such principal shall become immediately due and payable, without any requirement of notice or declaration.

    Events of Default for a series of debt securities include:

    - default for 30 days in payment of an interest installment or any sinking or analogous fund payment;

    - default in payment of principal on the debt securities of any series when due;

    - default for 30 days after notice to Armco by the trustee or by holders of 25% in aggregate principal amount of the outstanding debt securities in the performance of any other covenant in the indenture with respect to the debt securities of such series; and

    - certain events of bankruptcy and insolvency.

    In addition to the Events of Default that are provided in the indenture with respect to all debt securities, the supplemental indenture provides that the following are also Events of Default with respect to the notes:

    - a default by Armco or any of its Significant Restricted Subsidiaries under certain other obligations for borrowed money and the indebtedness has been accelerated (or has matured) and remains unpaid, if the principal amount of such indebtedness is $5,000,000 or more; or

    - the entry by a court of competent jurisdiction of one or more judgments or orders against Armco or any of its Significant Restricted Subsidiaries in an uninsured total amount in excess of $5,000,000 is not discharged, waived, stayed or satisfied for a period of 60 consecutive days.

    The trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it. However, in the case of default in the payment of principal of, or premium, if any, or interest on any of the debt securities of such series, the trustee will be protected in withholding this notice if it determines in good faith that withholding this notice is in the interest of the holders of the debt securities of such series. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated.

    Subject to the duty of the trustee during an Event of Default to act with the required standard of care, the holders of the notes may be required to indemnify the trustee before the trustee proceeds to exercise any right or power under the indenture at the request of holders of the notes.

    The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee with respect to such series. In certain cases, the holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of notes, waive any past default or Event of Default with respect to notes or compliance with certain provisions of the indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest on, any of the notes.

    Armco will file annually with the trustee a certificate stating whether or not any default exists.

WAIVERS

    The provisions of the various covenants discussed above cannot be waived, except that, in certain cases, the holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past Default or Event of Default with respect to the notes, including a breach of covenant, other than a Default not theretofore cured in payment of the principal of, or premium, if any, or interest on, any of the notes. No such waiver, however, shall extend to any subsequent or other Default or impair any consequent right.

DEFEASANCE

    Armco, at its option:

      (i) will be Discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust) on the 91st day after satisfaction of the conditions set forth below, or

      (ii) will not be subject to certain provisions of the indenture (including the Events of Default described above other than defaults on payments due on the notes),

in each case if Armco irrevocably deposits or causes to be deposited with the trustee, in trust, money or government obligations that through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and interest on, the notes not later than one day before the payments are due. To exercise this option, there must not exist any Event of Default or event that would become an Event of Default with notice or lapse of time or both, that shall have occurred and be continuing at the time of such deposit, and Armco must deliver to the trustee an opinion of counsel to the effect that:

    - the deposit and related defeasance would not cause the holders of notes to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (i), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service, and

    - if notes are then listed on the New York Stock Exchange, the notes would not be delisted as a result of the exercise of such option.

    The indenture also provides that if at any time:

    - all authenticated notes (other than any notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the indenture) have been delivered to the trustee for cancellation, or

    - all notes not canceled or delivered to the trustee for cancellation have become due and payable, or will become due and payable in accordance with their terms, within one year,

and

    - Armco shall deposit or cause to be deposited with the trustee, in trust, sufficient funds to pay at maturity the entire amount of all notes not previously delivered to the trustee for cancellation, including principal and interest due or to become due to such date of maturity and

    - if Armco shall also pay all other sums payable under the indenture by Armco,

    - then the indenture shall cease to be of further effect, and on our demand of and at our cost and expense, the trustee will execute proper instruments acknowledging satisfaction of and Discharging the indenture.

MODIFICATION TO THE INDENTURE

    The indenture contains provisions permitting Armco and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things, change the fixed maturity of any debt securities, or reduce their principal amount, or reduce their rate or extend the time of payment of interest, or reduce any premium payable upon their redemption, or reduce the relative ranking of any debt securities, or reduce the percentage of debt securities of any series the consent of the holders of which is required for any such supplemental indenture.

THE TRUSTEE

    Star Bank, N.A. is the trustee under the indenture. The trustee maintains normal banking relationships with Armco and its subsidiaries, including as a participant in Armco's Credit Facilities. The trustee may perform certain services for and transact other business with Armco from time to time in the ordinary course of business.

CERTAIN DEFINITIONS

    The following is a summary of certain defined terms used in the indenture. Please refer to the indenture for the full definition of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

    "Additional Assets" means (i) any Property or assets (other than Indebtedness and Capital Stock) that the Board of Directors determines to be useful in the conduct of the business of Armco and its Subsidiaries, whether or not such business is conducted on the date of the original issuance of the notes ("Approved Business"), (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Armco or another Restricted Subsidiary, or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in an Approved Business.

    "Additional Core Assets" means (i) any Property or assets (other than Indebtedness or Capital Stock) used or intended for use in the Core Business,
(ii) the Capital Stock of a Person engaged in the Core Business that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Armco or another Restricted Subsidiary engaged in the Core Business, or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary engaged in the Core Business.

    "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, membership or other ownership interests, by contract or otherwise), provided that, in any event, each Unrestricted Subsidiary shall be deemed to be an Affiliate of Armco and of each other Subsidiary. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director (or equivalent) of such Person and neither Armco nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other.

    "AFSC" means Armco Financial Services Corporation.

    "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger, but excluding any Restricted Payment or Sale and Leaseback Transaction) by such Person or any of its Restricted Subsidiaries (including any consolidation, merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a wholly owned Restricted Subsidiary of such Person or by such Person to a wholly owned Restricted Subsidiary of such Person) in any single transaction or series of transactions of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) all or substantially all the Property of any division, business segment or comparable line of business of such Person or any of its Restricted Subsidiaries or (iii) any other Property of such Person or any of its Restricted Subsidiaries having a Fair Market Value in excess of $5,000,000 and transferred, conveyed, sold, leased or otherwise disposed of outside of the ordinary course of business of such Person or Restricted Subsidiary; provided that the term "Asset Sale," when used with respect to Armco, shall not include
(x) any asset disposition permitted pursuant to "--Merger, Consolidation" which constitutes a disposition of all or substantially all of Armco's assets, (y) a disposition of obsolete assets in the ordinary course of business, or (z) a sale or transfer of accounts receivable under the Credit Facilities.

    "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of the balance sheet of such Person in accordance with GAAP.

    "Average Life" means, as of any date, with respect to any debt security or redeemable Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal or redemption (including any sinking fund or mandatory redemption payment requirements) of such debt or equity security multiplied in each case by
(y) the amount of such principal or redemption payment by (ii) the sum of all such principal or redemption payments.

    "Capital Expenditure Indebtedness" means Indebtedness Incurred by any Person to finance the purchase or construction of any Property acquired (other than from an Affiliate) or constructed by such Person so long as (i) the purchase or construction price for such Property is or should be included in "addition to property, plant or equipment" in accordance with GAAP, (ii) the acquisition or construction of such Property is not part of any acquisition of a Person or business unit, and (iii) such Indebtedness is Incurred within 360 days of the acquisition or completion of construction of such Property.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP.

    "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person.

    "Change of Control" means an event or series of events by which (i)(A) Armco consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or group of Persons or (B) any Person consolidates with or merges into Armco, in the case of either
(A) or (B) pursuant to a transaction or series of transactions (other than a transaction or series of transactions between Armco and a wholly owned Restricted Subsidiary of Armco) as a result of which the existing shareholders of Armco immediately prior thereto hold less than 50% of the combined voting power of the Voting Stock of the surviving Person, or (ii) any "person" or "group" (each as defined in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of Voting Stock of Armco, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new or replacement directors whose election by the Board of Directors or whose nomination for election by Armco's stockholders was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with Armco.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, (B) if the trustee is able to obtain only one Reference Treasury Dealer Quotation from the Reference Treasury Dealers, such Quotation, or (C) if the trustee is not able to obtain any Reference Treasury Dealer Quotations from the Reference Treasury Dealers, the average of the Reference Treasury Dealer Quotations obtained from two other Primary Treasury Dealers designated by Armco as Reference Treasury Dealers for the purpose of determining such Comparable Treasury Price. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding such redemption date.

    "Consolidated EBITDA" of any Person means, for any period, the Consolidated Net Income of such Person, (i) increased (to the extent deducted in determining Consolidated Net Income) by the sum of (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP (other than income taxes attributable to extraordinary gains), (B) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, other than interest capitalized by such Person or its Restricted Subsidiaries during such period, (C) depreciation and amortization expenses of such Person and its Restricted Subsidiaries for such period, including without limitation, amortization of capitalized debt issuance costs; and (D) other non-cash items of such Person and its Restricted Subsidiaries for such period to the extent such non-cash items reduce Consolidated Net Income (excluding any non-cash charge that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made) minus non-cash items to the extent such non-cash items increase the Consolidated Net Income (excluding any items which represent the reversal of any accrual or reserve for cash charges established in any prior period) of such Person and its Restricted Subsidiaries and (ii) decreased (to the extent included in determining Consolidated Net Income) by any revenues accrued but not received by such Person or any of its Restricted Subsidiaries from any other Person (other than such Person or its Restricted Subsidiaries) in respect of any Investment for such period, all as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Coverage Ratio" means, with respect to any Person, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the four consecutive fiscal quarters for which consolidated financial statements in respect thereof are available immediately prior to the relevant Transaction Date (the "Determination Period") to (ii) the aggregate amount of Consolidated Interest Expense of such Person for the Determination Period; provided, however, that for purposes of calculating the Consolidated Interest Coverage Ratio of any specified Person, the Consolidated EBITDA and Consolidated Interest Expense of such specified Person shall be calculated on a pro forma basis as if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio had taken place on the first day of the Determination Period, and shall (A) include the Consolidated Interest Expense in respect of any Indebtedness Incurred by such Person subsequent to the first day of the Determination Period and prior to the Transaction Date as if such Indebtedness had been Incurred on the first day of the Determination Period, (B) exclude, from the first day of the Determination Period, the Consolidated Interest Expense in respect of (1) any Indebtedness of such Person that has been redeemed or retired subsequent to the first day of the Determination Period and prior to the Transaction Date and (2) if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, any Indebtedness (x) that Armco anticipates as of the time of determination will be redeemed or retired with the proceeds of, and within 90 days following the Incurrence of, such Indebtedness giving rise to such need or
(y) with
respect to which Armco has deposited or caused to be deposited irrevocably with the trustee or fiscal agent for such Indebtedness funds sufficient to redeem or retire such Indebtedness or has irrevocably committed to redeem such Indebtedness, (C) include the Consolidated EBITDA and Consolidated Interest Expense of any other Person acquired subsequent to the first day of the Determination Period and prior to the Transaction Date by such specified Person as a Restricted Subsidiary of such specified Person as if such Person had been acquired on the first day of the Determination Period, (D) exclude, from the first day of the Determination Period, the Consolidated EBITDA of such specified Person directly attributable to any Property of such specified Person (including, without limitation, Capital Stock) which was the subject of an Asset Sale at any time subsequent to the first day of the Determination Period and prior to the Transaction Date and (E) for purposes of "--Limitation on Indebtedness" and "--Merger, Consolidation," where the Consolidated Interest Coverage Ratio is calculated to give effect to the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, such calculation shall also include the Consolidated EBITDA and Consolidated Interest Expense of any other Person to be acquired by such specified Person as a Restricted Subsidiary of such specified Person in connection with the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio. When the Consolidated Interest Coverage Ratio is determined with respect to Armco, the term "Restricted Subsidiary" shall be deemed to include any Unrestricted Subsidiary that became a Restricted Subsidiary at any time between the first day of the Determination Period and the Transaction Date, provided that such Subsidiary is a Restricted Subsidiary on the Transaction Date.

    "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (i) the sum of (A) the aggregate amount of cash and non-cash interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (u) capitalized interest, (v) any amortization of debt discount, (w) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest, and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid, accrued or scheduled to be paid or accrued, during such period; (B) Preferred Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (C) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;
(D) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (E) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries (other than Guarantees relating to obligations of customers, either of such Person or any of its Restricted Subsidiaries, that are made in the ordinary course of business consistent with the past practices of such Person or such Restricted Subsidiaries), the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (ii) to the extent included in (i) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity; in the case of both (i) and (ii) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

    "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) all items classified as extraordinary, (ii) any net loss or net income of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period, (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (v) gains or losses in respect of Asset Sales by such Person or its Restricted Subsidiaries, (vi) the net income of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by contract or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person, (vii) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP, and (viii) the effect of the adoption of Statement of Financial Accounting Standards No. 106 ("SFAS 106") to the extent expenses recognized pursuant to such adoption exceed the amounts with respect to such expenses which would have been recognized during such period using the "pay as you go" accounting method; provided further that there shall be included in determining the net income or net loss of such person expenses that would have been recognized using the "pay as you go" accounting method to the extent that such expenses exceed the expenses recognized during such period pursuant to SFAS 106.

    "Consolidated Net Tangible Assets" of any Person means the sum of Tangible Assets of such Person and its Restricted Subsidiaries after eliminating inter-company items, all determined in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Restricted Subsidiaries.

    "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person.

    "Core Business" means the specialty flat-rolled steel business.

    "Corporation" includes corporations, associations, companies and business trusts.

    "Credit Facilities" means the two bank credit facilities dated as of December 22, 1995 between Armco and Armco Funding Corporation, respectively, on the one hand, and the banks signatory thereto on the other, and all related notes, collateral documents, guarantees, instruments and other agreements executed in connection therewith, as the same may be amended, modified, supplemented, restated or Refinanced from time to time.

    "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

    "Discharge" or "Discharged" means that Armco shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the indenture relating to the notes (and the trustee, at the expense of Armco, shall execute proper instruments acknowledging the same and satisfaction of and discharging the indenture).

    "Eligible Receivables" means, as of any date, trade receivables (less allowance for doubtful accounts) of Armco and its Restricted Subsidiaries that would be shown on a consolidated balance sheet of Armco and its Restricted Subsidiaries as of that date prepared in accordance with GAAP.

    "Equity Offering" means a registered public offering of common stock of Armco resulting in net proceeds to Armco in excess of $25,000,000.

    "Fair Market Value" means, with respect to the total consideration received pursuant to any Asset Sale or any non-cash consideration received by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors as evidenced by a Certified Resolution.

    "fiscal year" means, with respect to Armco, the twelve consecutive months ending December 31.

    "GAAP" or "generally accepted accounting principles," with respect to any computation required or permitted hereunder shall, except as otherwise specifically provided, mean such accounting principles as are generally accepted in the United States of America at the date of such computation.

    "Guarantee" by an Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that a Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

    "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations Incurred in connection with acquisition of Property or businesses,
(iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) any payment obligation of such Person under Interest Rate Protection Agreements at the time of determination, (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this indenture; provided, however, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date.

    "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, currency swap agreement or other financial agreement or arrangement designed to protect such Person or its Restricted Subsidiaries against fluctuations in interest rates or currency exchange rates, as in effect from time to time.

    "Investment" means, with respect to any Person, any direct, indirect or contingent (i) payment or transfer (including, without limitation, by means of any payment for Property or services for the account or use of another Person) of cash, Capital Stock or other Property, or assumption of Indebtedness, made by such Person in exchange for Capital Stock, notes or bonds of, or as a capital contribution to, any other Person or (ii) loan, advance or other extension of credit (including, without limitation, by means of a Guarantee, letter of credit or similar arrangement other than advances or loans to customers in the ordinary course of business that are recorded as accounts receivable of such Person or its Restricted Subsidiaries in accordance with GAAP) made by such Person to or on behalf of any other Person.

    "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Make-Whole Premium" means, with respect to a note, an amount equal to the greater of (i) 1.0% of the outstanding principal amount of such note and (ii) the excess of (a) the present value of the remaining interest, premium and principal payments due on such note as if such note were redeemed on December 1, 2003, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (b) the outstanding principal amount of such note.

    "Net Cash Proceeds" from any Asset Sale by any Person or its Restricted Subsidiaries means cash, cash equivalents or readily marketable securities received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption of Indebtedness or other obligations relating to the Properties sold or otherwise conveyed or received in any other non-cash form unless such non-cash consideration is immediately converted into cash therefrom by such Person or its Restricted Subsidiaries), net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with an Asset Sale of such type, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses Incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries,
(ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties in accordance with the terms of any Lien upon or with respect to such Properties or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, and (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such Asset Sale; provided that, in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow, and provided that any non-cash consideration received in connection with an Asset Sale, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time and shall thereafter be applied in accordance with "--Limitation on Asset Sales."

    "Non-Core Businesses" means the following businesses of Armco, including any tangible and intangible Property and assets held by such businesses (excluding cash, Indebtedness and Capital Stock of any other Person (other than Capital Stock of Subsidiaries of AFSC that do not, directly or indirectly, hold Property or assets of the Core Business) held by such businesses), substantially as conducted and reported on September 30, 1998, (i) the Company's Sawhill Tubular Division, (ii) Douglas Dynamics, L.L.C.,
(iii) Greens Port Industrial Park, (iv) Armco's steelmaking facilities in Dover, Ohio, (v) AFSC and Subsidiaries of AFSC that do not, directly or indirectly, hold Property or assets of the Core Business and (vi) any other business other than the Core Business.

    "Permitted Refinancing Indebtedness" means Indebtedness of Armco, the proceeds of which are used to Refinance outstanding Indebtedness of Armco or any Restricted Subsidiary, provided that (i) if the Indebtedness being Refinanced is pari passu with or subordinated in right of payment to the notes, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the notes at least to the same extent as the Indebtedness being Refinanced, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being Refinanced and (iii) such Indebtedness has an Average Life at the time such Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; provided further that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, has an aggregate original issue price) not in excess of the aggregate principal amount then outstanding of the Indebtedness being Refinanced (or if the Indebtedness being Refinanced was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus (A) prepayment premium and accrued interest on and defeasance costs associated with such Indebtedness being Refinanced and (B) plus fees and expenses associated with the Incurrence of such refinancing Indebtedness.

    "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

    "Qualified Capital Stock" means Capital Stock of Armco or any of its Restricted Subsidiaries that does not by its terms require any dividends, distributions, mandatory prepayment or redemption prior to the first anniversary following the Stated Maturity of the notes.

    "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including, on the happening of an event), is required to be redeemed or is redeemable at the option of the holder thereof, in whole or part, prior to the Stated Maturity of the notes, or is exchangeable for debt at any time, in whole or part, prior to the Stated Maturity of the notes.

    "Redemption Date" means, when used with respect to any note to be redeemed, the date fixed for redemption of such note pursuant to Article IV of Supplemental Indenture No. 2 and the notes.

    "Redemption Price" means, when used with respect to any note to be redeemed, the price fixed for redemption of such note pursuant to Article IV of Supplemental Indenture No. 2 and the notes, plus accrued and unpaid interest thereon to the Redemption Date.

    "Reference Treasury Dealer" means each of Salomon Smith Barney Inc. and Chase Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Armco shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Refinance" means, with respect to any Indebtedness, to renew, extend, refinance, refund, replace or repurchase, or be substituted for, such Indebtedness and "Refinancing" means the renewal, extension, refinancing, refunding, replacement or repurchasing of, or substitution for, such Indebtedness.

    "Restricted Payment" means (i) a dividend or other distribution declared and paid on the Capital Stock of Armco or to Armco's stockholders (in their capacity as such), or declared and paid to any Person other than Armco or a Restricted Subsidiary of Armco on the Capital Stock of any Restricted Subsidiary of Armco, in each case, other than dividends, distributions or payments payable or made solely in Qualified Capital Stock, (ii) a payment made by Armco or any of its Restricted Subsidiaries (other than to Armco or any Restricted Subsidiary of Armco) to purchase, redeem, acquire or retire any Capital Stock of Armco or of a Restricted Subsidiary, (iii) a payment made by Armco or any of its Restricted Subsidiaries to redeem, repurchase, defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund or mandatory redemption payment, Indebtedness of Armco which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes and which was scheduled to mature (after giving effect to any and all options to extend the maturity thereof) on or after the Stated Maturity of the notes or (iv) a payment made by Armco or any of its Restricted Subsidiaries to purchase, acquire, retire or redeem any Indebtedness of or equity interest in or otherwise to make any Investment in any Affiliate thereof or in any Person that would become an Affiliate thereof in connection with or as a result of such investment; provided, that Restricted Payments shall not include any payment or transfer of any Capital Stock of any Person in exchange for, or to purchase or otherwise acquire, Capital Stock of, or an equity interest in, another Person that is, or other Persons that are, or will, as part of such transaction, become, the successor or successors to substantially all of the assets and business of such first Person.

    "Restricted Subsidiary" means, (i) with respect to Armco, (A) any Subsidiary of Armco that exists on September 12, 1997 other than AFSC and its Subsidiaries,
(B) any other Subsidiary of Armco that Armco has not designated as an Unrestricted Subsidiary pursuant to the first paragraph under "--Restricted and Unrestricted Subsidiaries," and (ii) with respect to a Person other than Armco and its Subsidiaries, a Subsidiary of such other Person.

    "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

    "Senior Indebtedness" means, at any date, any outstanding Indebtedness of Armco that is pari passu in right of payment with the notes.

    "Significant Restricted Subsidiary" means each Restricted Subsidiary of Armco that (i) during the most recent four consecutive fiscal quarters of Armco for which financial information in respect thereof is available accounted for more than 10% of the Consolidated EBITDA of Armco or (ii) is the owner, directly or indirectly, of more than 10% of the Consolidated Net Tangible Assets of Armco, provided that clause (i) shall be determined on a pro forma basis in the case of a Restricted Subsidiary that became a Restricted Subsidiary during or subsequent to the end of such four-consecutive-fiscal-quarter period as if the transaction in which it became a Restricted Subsidiary occurred on the first day of such period.

    "Stated Maturity" means, when used with respect to any security, the date specified in such security as the fixed date on which the principal or redemption price of such security is due and payable and, when used with respect to any installment of interest on a security, the fixed date on which such installment of interest is due and payable. The Stated Maturity of a Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

    "Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its Property, less the net book value of all items that would be classified as intangibles under GAAP, including, without limitation, (i) licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, noncompete agreements and organizational expenses, (ii) unamortized debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its Properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

    "Transaction Date" means the date of any transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Unrestricted Subsidiary" means (i) AFSC and its Subsidiaries and (ii) any Subsidiary of the Company that the Company has classified, pursuant to the first paragraph of "--Restricted and Unrestricted Subsidiaries," as an Unrestricted Subsidiary and that has not been reclassified as a Restricted Subsidiary pursuant to such paragraph.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of securities has such voting power by reason of any contingency.

BOOK-ENTRY, DELIVERY AND FORM

    Except as described in the next paragraph, the new notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee.

  THE GLOBAL NOTES

    We expect that under the procedures established by DTC (1) upon the issuance of the global notes, DTC or its custodian will credit on its internal system the principal amount of new notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interest in the global notes will be shown on, and the transfer of such ownership will be effective only through, records maintained by DTC or its nominee (with respect to interest of participants) and the records of participants (with respect to interest of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

    So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee will be considered the sole owner or holder of the new notes represented by such global notes for all purposes under the indentures. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures.

    Payments of the principal of, premium (if any) and interest on, the global notes will be made to DTC or its nominee as the registered owner of the note. Armco, the trustee or any paying agent will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the global notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note.

    DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

  CERTIFICATED NOTES

    The notes represented by a global note are exchangeable for certificated notes in definitive form of like terms in denominations of $1,000 and integral multiples of $1,000 if:

    - DTC notifies Armco that it is unwilling or unable to continue as depositary for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

    - Armco in its discretion at any time determines not to have all of the notes represented by such global note; or

    - a default entitling the holders of the notes to accelerate the maturity of the notes has occurred and is continuing.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of the principal United States federal income tax consequences to holders of old notes who exchange their old notes for new notes pursuant to the exchange offer. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders of notes who hold the notes as capital assets within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to holders of old notes and new notes in light of their personal circumstances or to certain types of holders of old notes and new notes (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, investors in pass-through entities, persons that have a functional currency other than U.S. dollar, or persons who have hedged the risk of owning notes). In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

EXCHANGE OF OLD NOTES FOR NEW NOTES

    The exchange of the old notes for new notes pursuant to the exchange offer should not be a taxable exchange for federal income tax purposes. As a result, no gain or loss should be recognized for federal income tax purposes by holders who exchange old notes for new notes pursuant to the exchange offer. A holder who exchanges an old note for a new note should have the same basis and holding period in the new note immediately after the exchange as the holder had in the old note immediately before the exchange.

U.S. HOLDERS OF NEW NOTES

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is

    - a citizen or resident (as defined in 7701(b)(1) of the Code) of the United States,

    - a corporation organized under the laws of the United States or any political subdivision of or within the United States,

    - an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source, or

    - a trust if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all of the trust's substantial decisions,

each, a "U.S. holder." Certain U.S. federal income tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

  STATED INTEREST

    Interest on a new note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for tax purposes.

  SALE, EXCHANGE OR REDEMPTION OF THE NEW NOTES

    Upon the disposition of a new note by sale, exchange or redemption, the U.S. holder will generally recognize gain or loss equal to the difference between

    - the amount realized on the disposition (other than amounts attributable to accrued interest) and

    - the U.S. holder's tax basis in the new note.

A U.S. holder's tax basis in a new note received in exchange for an old note generally will equal the cost of the note (net of accrued interest) to the U.S. holder reduced by any payments other than payments of qualified stated interest made on either the old note or the new note.

    Assuming the new note is held as a capital asset, that gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the new note and the old note exchanged for the new note for an aggregate period longer than one year. Long-term capital gain of a non-corporate U.S. holder is generally subject to a maximum tax rate of 20%.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under the Code, a U.S. holder of a new note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder

    - fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor,

    - furnishes an incorrect TIN,

    - fails to report interest properly, or

    - fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against that holder's U.S. federal income tax liability (and may entitle the holder to a refund), provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of new notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining that exemption.

NON-U.S. HOLDERS OF NEW NOTES

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not

    - a citizen or resident of the United States,

    - a corporation organized under the laws of the United States or any political subdivision of or within the United States,

    - an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source, or

    - a trust if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions, each, a "non-U.S. holder." This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the acquisition, ownership or disposition of the new notes by any particular non-U.S. holder in light of that holder's personal circumstances, including holding the new notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its new note.

    For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a new note will be considered "U.S. trade or business income" if such income or gain is

    - effectively connected with the conduct of a U.S. trade or business, or

    - in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

  STATED INTEREST

    Generally, any interest paid to a non-U.S. holder of a new note that is not "U.S. trade or business income" will not be subject to United States tax if the interest qualifies as "portfolio interest." Generally, interest on the new notes will qualify as portfolio interest if

    - the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all voting stock of Armco and is not a controlled foreign corporation with respect to which Armco is a "related person" within the meaning of the Code, and

    - the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address.

    The gross amount of payments to a non-U.S. holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30% unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S trade or business income, the non-U.S. holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. The Forms 1001 and 4224 must be periodically updated.

  SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. holder on the sale, exchange or redemption of a new note generally will not be subject to U.S. federal income tax, unless

    - such gain is U.S. trade or business income,

    - subject to certain exceptions, the non-U.S. holder is an individual who holds the new notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or

    - the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

  FEDERAL ESTATE TAX

    New notes held (or treated as held) by an individual who is a non-U.S. holder at the time of his death will not be subject to U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of Armco and income on the new notes is not U.S. trade or business income.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

    Armco must report annually to the Service and to each non-U.S. holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

    In the case of payments of principal on the new notes by Armco to a non-U.S. holder, the regulations provide that backup withholding and information reporting will not apply to payments if the holder certifies to its non-U.S. status under penalty of perjury or otherwise establishes an exemption (provided that neither Armco nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

    The payment of the proceeds from the disposition of new notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, if fact, satisfied. The payment of the proceeds from the disposition of a new note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is

    - a "controlled foreign corporation" for U.S. federal income tax purposes,

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business, or

    - with respect to payments made after December 31, 1999, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

    In the case of the payment of proceeds from the disposition of new notes to or through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person," regulations require information reporting on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders (other than any such holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act. However, this applies only if the new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such new notes. We refer you to the "Morgan Stanley & Co. Inc." SEC No-Action Letter (available June 5, 1991), "Exxon Capital Holdings Corporation" SEC No-Action Letter (available May 13, 1988) and "Shearman & Sterling" SEC No-Action Letter (available July 2, 1993) for support of this belief.


    Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


    We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be admitting that it is an underwriter within the meaning of the Securities Act.

    For a period of one year after the expiration date of the exchange offer, Armco will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes), other than commissions or concessions of any brokers or dealers. We have agreed to indemnify holders of the notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

    Arnold & Porter, New York, New York, will pass upon the validity of the new notes for Armco.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from Armo Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $75,000,000

                                   ARMCO INC.

                          8 7/8% SENIOR NOTES DUE 2008

                                     [LOGO]

                                     ------

                              P R O S P E C T U S


                                FEBRUARY 5, 1999


                                   ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 1701.13(E) of the Ohio Revised Code, under which law Armco is incorporated, grants corporations the power to indemnify a director, officer, employee or agent against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any proceeding, other than a derivative action, to which he is a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving in a similar capacity with another entity at the request of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. In the case of a derivative action, indemnification is limited to expenses and no indemnification shall be made in respect of (i) any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, a court determines, despite the adjudication of liability, but in view of all the circumstances of the case, that such person is fairly and reasonably entitled to indemnity for expenses or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code dealing with unlawful loans, dividends and distribution of assets. Indemnification for expenses is mandatory under the statutory provisions if the person has been successful on the merits or otherwise in any such proceeding. The indemnification authorized by statute is not exclusive.

    Article IV of Armco's regulations provides that Armco shall indemnify directors, officers, employees or agents to the full extent permitted by applicable law and may, subject to certain exceptions, do so in cases where applicable law does not provide for indemnification if authorized by the directors upon the determination that such indemnification is in the best interest of Armco.

    Armco maintains insurance policies insuring Armco and its directors and officers against claims resulting from defined acts or omissions to act, subject to various exclusions, including pollution and antitrust claims and claims resulting from dishonesty. After certain deductibles, policies cover up to $50,000,000 for all losses in the year.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  (A) EXHIBITS

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

 3.1         --Articles of Incorporation of Armco Inc., as amended as of April 4, 1996 (incorporated herein by reference to Exhibit 3(a) to Armco's Annual Report on Form 10-K for the year ended December 31,
               1997).

 3.2         --Regulations of Armco Inc. (incorporated herein by reference to Exhibit 3(b) to Armco's Annual
               Report on Form 10-K for the year ended December 31, 1997).

 4.1         --Armco hereby agrees to furnish to the Securities and Exchange Commission, upon its request, a copy of each instrument defining the rights of holders of long-term debt of Armco and its subsidiaries, omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K.

 4.2         --Indenture, dated as of November 1, 1993, between Armco and Star Bank, N.A. (the "Indenture")
               (incorporated herein by reference to Exhibit 4 to Armco's Registration Statement on Form S-3, No.
               33-50205 ("Registration No. 33-50205")).

 4.3         --Supplemental Indenture No. 2, dated as of December 15, 1998, to the Indenture (including form of
               Senior Notes).*

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
 4.4         --Registration Agreement, dated as of December 10, 1998 among Armco, Salomon Smith Barney Inc., Chase
               Securities Inc. and PNC Capital Markets, Inc.*

 5           --Opinion of Arnold and Porter (with opinion of Gary R. Hildreth, Esq. attached).**

12           --Ratio of Earnings to Fixed Charges.*

23.1         --Consent of Deloitte & Touche LLP.*

23.2         --Consent of Arnold and Porter (included in Exhibit 5 hereto).

24           --Powers of Attorney.*

25           --Statement of Eligibility on Form T-1 of Star Bank, N.A. (incorporated herein by reference to
               Exhibit 25 to Registration No. 33-50205).

99.1         --Form of Letter of Transmittal.*

99.2         --Form of Notice of Guaranteed Delivery.*

99.3         --Form of Exchange Agent Agreement.**


------------------------


  * Previously filed



 ** Filed herewith


  (B) SCHEDULES

    All schedules are omitted as the required information is presented in the registrant's consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant, Armco Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania.



Date: February 3, 1999          ARMCO INC.

                                By:                      *
                                     -----------------------------------------
                                                   James F. Will
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on February 3, 1999.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                   Chairman of the Board,     February 3, 1999
------------------------------  President, Chief Executive
        James F. Will              Officer and Director

              *                  Vice President and Chief    February 3, 1999
------------------------------      Financial Officer
      Jerry W. Albright

              *                     Vice President and       February 3, 1999
------------------------------          Controller
        John N. Davis

              *                          Director            February 3, 1999
------------------------------
      Dan R. Carmichael

                                         Director
------------------------------
   Paula H.J. Cholmondeley

              *                          Director            February 3, 1999
------------------------------
     Dorothea C. Gilliam

              *                          Director            February 3, 1999
------------------------------
        John C. Haley

              *                          Director            February 3, 1999
------------------------------
     Charles J. Hora, Jr.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                          Director            February 3, 1999
------------------------------
       Bruce E. Robbins

              *                          Director            February 3, 1999
------------------------------
       Jan H. Suwinski

              *                          Director            February 3, 1999
------------------------------
        John D. Turner



* By his signature set forth below, Gary R. Hildreth has signed this registration statement as attorney for the persons noted above, in the capacities above stated, pursuant to powers of attorney filed with the Securities and Exchange Commission as exhibits to this registration statement.

    By:     /s/ GARY R. HILDRETH
          -------------------------
              Gary R. Hildreth
              ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                              DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

 3.1         --Articles of Incorporation of Armco Inc., as amended as of April 4, 1996 (incorporated herein by reference to Exhibit 3(a) to Armco's Annual Report on Form 10-K for the year ended December 31, 1997).

 3.2         --Regulations of Armco Inc. (incorporated herein by reference to Exhibit 3(b) to Armco's
               Annual Report on Form 10-K for the year ended December 31, 1997).

 4.1         --Armco hereby agrees to furnish to the Securities and Exchange Commission, upon its request, a copy of each instrument defining the rights of holders of long-term debt of Armco and its subsidiaries, omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K.

 4.2         --Indenture, dated as of November 1, 1993, between Armco and Star Bank, N.A. (the
               "Indenture") (incorporated herein by reference to Exhibit 4 to Armco's Registration
               Statement on Form S-3, No. 33-50205 ("Registration No. 33-50205")).

 4.3         --Supplemental Indenture No. 2, dated as of December 15, 1998, to the Indenture (including form of Senior Notes).*

 4.4         --Registration Agreement, dated as of December 10, 1998 among Armco, Salomon Smith Barney
               Inc., Chase Securities Inc. and PNC Capital Markets, Inc.*

 5           --Opinion of Arnold and Porter.**

12           --Ratio of Earnings to Fixed Charges.*

23.1         --Consent of Deloitte & Touche LLP.*

23.2         --Consent of Arnold and Porter (included in Exhibit 5 hereto).

24           --Powers of Attorney.*

25           --Statement of Eligibility on Form T-1 of Star Bank, N.A. (incorporated herein by reference to Exhibit 25 to Registration No. 33-50205).

99.1         --Form of Letter of Transmittal.*

99.2         --Form of Notice of Guaranteed Delivery.*

99.3         --Form of Exchange Agent Agreement.**


------------------------


  * Previously filed



 ** Filed herewith